UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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The Spectranetics Corporation
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THE SPECTRANETICS CORPORATION
9965 Federal Drive
Colorado Springs, CO 80921
(719) 633-8333
________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held June 12, 2015

The Annual Meeting of Stockholders (the “Meeting”) of THE SPECTRANETICS CORPORATION (the “Company”) will be held at 9965 Federal Drive, Colorado Springs, Colorado on June 12, 2015, at 8:00 a.m. (MDT) for the following purposes:

1. To elect B. Kristine Johnson, R. John Fletcher, and Todd C. Schermerhorn, three Class III directors, to the Board of Directors to serve a three-year term until the 2018 Annual Meeting of Stockholders, or until their successors are elected and have been duly qualified.

2. To hold a non-binding advisory vote to approve the compensation of our named executive officers.

3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015.

4. To transact such other business as may properly come before the meeting and any adjournments or postponements.

Only stockholders of record as of the close of business on April 16, 2015, the record date, are entitled to notice of, and to vote at, the Meeting and any adjournments or postponements.

Whether or not you plan to attend the Meeting in person, we urge you to ensure your representation by voting by proxy promptly. You may vote by completing, signing, dating and returning the enclosed proxy card, or the form forwarded by your bank, broker or other holder of record, by mail. You may also vote by telephone or electronically through the Internet, as further described on the proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Meeting and vote your shares in person, your proxy will not be used.

The Board of Directors recommends stockholders vote FOR each of the three Class III director nominees and FOR Proposals 2 and 3.

BY ORDER OF THE BOARD OF DIRECTORS,

Scott Drake
President and Chief Executive Officer

Colorado Springs, Colorado
April 24, 2015

THE SPECTRANETICS CORPORATION
9965 Federal Drive
Colorado Springs, CO 80921
(719) 633-8333

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2015

PROXY STATEMENT
________________
SOLICITATION OF PROXIES

This Proxy Statement is furnished to stockholders of THE SPECTRANETICS CORPORATION (“us,” “we,” “Spectranetics” or the “Company”) to solicit proxies by the Board of Directors (the “Board”) for use at our Annual Meeting of Stockholders (the “Meeting”) to be held at 9965 Federal Drive, Colorado Springs, Colorado, 80921 on June 12, 2015, at 8:00 a.m. (MDT). We expect that this Proxy Statement and proxy will be first mailed to stockholders on or about May 7, 2015.

The cost of soliciting proxies is being borne by us. Our officers, directors and other employees, without additional compensation, may solicit proxies by telephone or by oral communication or by other appropriate means. We do not anticipate hiring a firm to solicit proxies. We may reimburse brokerage houses and other custodians, nominees, and fiduciaries for costs in forwarding solicitation materials to beneficial owners of the shares held of record by those persons. We will pay all costs related to preparing this Proxy Statement, including legal fees, printer costs and mailing costs.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2015:

This Proxy Statement and our Annual Report for the year ended December 31, 2014 are available on our website at www.spectranetics.com/investor-relations/.

RECORD DATE AND VOTING OF SECURITIES

Only holders of record of our common stock outstanding as of the close of business on April 16, 2015, are entitled to notice of and to vote on matters presented at the Meeting or any adjournments or postponements of the Meeting. As of April 16, 2015, there were 42,366,891 shares of common stock outstanding. Each share of common stock will be entitled to one vote on each matter presented at the Meeting. There is no cumulative voting.

To constitute a quorum for the conduct of business at the Meeting, a majority of the outstanding shares of common stock entitled to vote at the Meeting must be represented at the Meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee represented at the Meeting, but regarding which such broker or nominee is not empowered to vote on a proposal) will be counted as shares that are present and entitled to vote to determine the presence of a quorum.

Each matter is tabulated separately. Directors are elected by a plurality of the votes cast, so abstentions and broker non-votes will not affect the candidates receiving the plurality of votes. Approval of proposals 2 and 3 requires the affirmative vote of a majority of the shares of common stock present and entitled to vote, in person or by proxy, at the Meeting. Abstentions are counted in tabulations of the votes cast on all proposals presented to stockholders, effectively counting as votes against such proposals.

A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Broker non-votes will not, therefore, impact our ability to obtain a quorum and will have no effect on the election of directors, approval of compensation of our named executive officers, or the appointment of KPMG LLP as our independent registered public accounting firm.

Shares that are not voted in person cannot be voted on your behalf unless a proxy is given. Subject to the limitations described below, you may vote by proxy:

(i) by completing, signing and dating the enclosed proxy card and mailing it promptly in the enclosed envelope;

(ii) by telephone; or

(iii) electronically through the Internet.

Voting By Proxy Card.  Each stockholder may vote by proxy by using the enclosed proxy card. When you return a proxy card properly signed and completed, the shares of common stock represented by your proxy will be voted as you specify on the proxy card. If no specification is made in a properly executed proxy received by us, then the proxy will be voted (i) FOR the election of the three Class III director nominees to the Board in this Proxy Statement, (ii) FOR the approval, on an advisory basis, of the compensation of our named executive officers, and (iii) FOR the ratification of the appointment of KPMG as our independent registered public accounting firm. If any other matters are brought before the meeting, the proxy holders will vote as recommended by the Board. If no recommendation is given, the proxy holders will vote in their discretion. If you own common stock through a broker, bank or other nominee that holds common stock for your account in a “street name” capacity, follow the instructions provided by your nominee regarding how to instruct your nominee to vote your shares.

Voting By Telephone Or Through The Internet.  If you are a registered stockholder (that is, if you own common stock in your own name and not through a broker, bank or other nominee that holds common stock for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by 11:59 p.m., Central Time, on June 11, 2015. Please see below and in the proxy card provided to you for instructions on how to access the telephone and Internet voting systems. If your shares of common stock are held in “street name” for your account, contact your broker, bank or other nominee to determine if you may vote by telephone or through the Internet.

REVOCATION OF PROXY

A proxy may be revoked by a stockholder prior to exercising the proxy by written notice to our Corporate Secretary received by June 11, 2015, by submission of another proxy bearing a later date, or by attending the Meeting and voting in person. If you receive two or more proxy cards, please vote each in accordance with the procedures described thereon to ensure that all of the shares are represented. All shares represented by each properly completed and unrevoked proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it unusable. All shares properly voted in accordance with the procedures in this Proxy Statement and the accompanying proxy card will be voted in accordance with your instructions.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether because of new information, future events or otherwise. Forward-looking statements should be evaluated with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in our periodic reports on Form 10-Q and Form 8-K.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as to the number of shares of our common stock beneficially owned as of March 13, 2015, by (i) all persons known by us to be beneficial owners of more than 5% of our common stock; (ii) each of our directors; (iii) the named executive officers (as defined below under the caption “Executive Compensation—Summary Compensation Table” in this Proxy Statement); and (iv) all of our current executive officers and directors as a group. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based solely on information furnished by such holders, have sole voting and dispositive power with respect to such shares, subject to community property laws, where applicable. “Percentage of Outstanding Shares” is based on 42,292,436 shares of common stock outstanding on March 13, 2015.

Name and Address	Shares Owned (1)	Right to Acquire (2)	Total Shares Beneficially Owned	Percentage of Outstanding Shares
5% Stockholders
BlackRock, Inc. (3)	2,357,185		2,357,185	5.6%
Eagle Asset Management, Inc. (4)	2,107,565		2,107,565	5.0%
Oak Ridge Investments, LLC (5)	2,355,318		2,355,318	5.6%
Directors and Named Executive Officers (6)
R. John Fletcher (7)	109,954	—	109,954	*
William C. Jennings (7)	43,990	—	43,990	*
B. Kristine Johnson (7)	13,716	—	13,716	*
Daniel A. Pelak (7)	39,909	—	39,909	*
Joseph M. Ruggio, M.D. (7)	52,197	45,000	97,197	*
Maria Sainz (7)	18,773	—	18,773	*
Todd C. Schermerhorn (8)	2,867	—	2,867	*
Scott Drake	44,999	344,586	389,585	*
Guy A. Childs	140,009	120,694	260,703	*
Shahriar Matin	32,989	268,751	301,740	*
Paul Gardon	962	51,861	52,823	*
Kimberly M. Bridges	500	8,367	8,867	*
All current executive officers and directors as a group (16 persons)	536,257	1,013,242	1,549,499	3.6%
____________

*	Less than 1%

(1)
Includes shares for which the named person has sole voting and investment power or shared voting and investment power with a spouse. Also includes restricted stock awards, whether vested or unvested. Excludes shares that may be acquired through stock option exercises.

(2)	Shares that can be acquired through stock options exercisable or restricted stock units vesting within 60 days of March 13, 2015.

(3)
Information obtained from Schedule 13G/A filed with the SEC on February 2, 2015. Includes shares owned by BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Asset Management Canada Limited, BlackRock Advisors (UK) Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Investment Management

(UK) Ltd, and BlackRock Institutional Trust Company, N.A. The filing noted that BlackRock, Inc. is a parent holding company or control person and claims sole dispositive power for 2,357,185 shares and sole voting power for 2,266,262 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(4)
Information obtained from Schedule 13G filed with the SEC on January 14, 2015. The filing noted that Eagle Asset Management, Inc. is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940 and claims sole dispositive power and sole voting power for 2,107,565 shares. The address for Eagle Asset Management, Inc. is 880 Carillon Parkway, St. Petersburg, FL 33716.

(5)
Information obtained from Schedule 13G filed with the SEC on January 13, 2015. Includes 2,355,318 shares beneficially owned by Oak Ridge Investments, LLC. The filing noted that Oak Ridge Investments, LLC claims sole dispositive power for 2,355,318 shares, and sole voting power for 2,250,214 shares. The address for Oak Ridge Investments, LLC is 10 South LaSalle Street, Ste. 1900, Chicago, IL 60603.

(6)	The address of each of the directors and named executive officers listed is c/o The Spectranetics Corporation, 9965 Federal Drive, Colorado Springs, CO 80921.

(7)
Shares owned include 4,467 shares of unvested restricted stock granted to each of Mr. Fletcher, Mr. Jennings, Ms. Johnson, Mr. Pelak, Dr. Ruggio and Ms. Sainz at the 2014 Annual Meeting of Stockholders, pursuant to the Amended 2006 Plan. The shares of restricted stock are subject to forfeiture until they vest one year from the date of grant, on June 10, 2015.

(8)
Shares owned consist of 2,867 shares of unvested restricted stock granted to Mr. Schermerhorn upon his appointment to the Board on March 12, 2015, pursuant to the Amended 2006 Plan. The shares of restricted stock are subject to forfeiture until they vest one year from the date of grant, on March 12, 2016.

BOARD OF DIRECTORS

The following table lists the members of the Board, their ages as of March 31, 2015, their positions, the year first elected as a director, their director class, and the expiration of their current term.

Name	Age	Positions with the Company	Director Since	Class of Director	Term Expires
Scott Drake	47	President and Chief Executive Officer, Director	2011	Class I	2016
R. John Fletcher (1)	69	Chairman of the Board of Directors	2002	Class III	2015
William C. Jennings	75	Director	2009	Class I	2016
B. Kristine Johnson (1)	63	Director	2012	Class III	2015
Daniel A. Pelak	63	Director	2010	Class II	2017
Joseph M. Ruggio, M.D.	60	Director	1997	Class I	2016
Maria Sainz	49	Director	2010	Class II	2017
Todd C. Schermerhorn (1)	54	Director	2015	Class III	2015
____________
(1) Nominated for re-election to the Board for a three-year term.

The Board is divided into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. At each annual meeting only directors of the class whose term is expiring are voted upon, and upon election each such director serves a three-year term. Messrs. Drake, Jennings and Ruggio serve as our Class I directors until the annual meeting to be held in 2016; Ms. Sainz and Mr. Pelak serve as our Class II directors until the annual meeting to be held in 2017; Ms. Johnson and Messrs. Fletcher and Schermerhorn serve as our Class III directors until the Meeting on June 12, 2015. The Board of Directors may determine from time to time the size of the Board of Directors, but it cannot determine to have a Board comprising fewer than four or more than nine directors. If the number of directors is changed, any increase or decrease is apportioned among the classes to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class holds office for a term that coincides with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director holds office until the annual meeting for the year in which his term expires until his successor is elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

We are not aware of any family relationships among our directors and executive officers.

The size of the Board is currently set at eight. In accordance with our Bylaws, the Board increased the size of our Board from seven to eight members on March 12, 2015 immediately prior to appointing Mr. Schermerhorn as a Class III director. Following the Meeting, our Board will continue to be composed of three Class I directors, two Class II directors and three Class III directors. The Board is nominating Ms. Johnson and Messrs. Fletcher and Schermerhorn for re-election to the Board as Class III directors at the Meeting.

CORPORATE GOVERNANCE

The Board believes good corporate governance is paramount to ensure we are managed to benefit our stockholders for the long term. As part of our ongoing efforts to constantly improve corporate governance, the Board and management have undertaken several initiatives to improve our corporate governance policies and practices.

In April 2008, the Board adopted Corporate Governance Guidelines (the “Guidelines”) to assist in exercising its responsibilities in serving our best interests and that of our stockholders. The Guidelines are periodically reviewed and amended by the Board, most recently in December 2014. The Guidelines address such matters as director qualification standards, director independence, selection of new directors, director compensation, Board access to senior management and independent advisors, stock ownership guidelines, limitations on director service on other boards, director resignation, the annual self-evaluation process and director education. Among the more recent revisions to the Guidelines, the Board promulgated restrictions on equity transactions, including no cash buyout of underwater options and prohibitions on hedging transactions and pledging of our stock by our directors, officers and employees. The Board adopted a policy requiring any nominee for director to offer his or her resignation to the Board if he or she receives a greater number of votes “against” his or her election than votes “for” such election. A complete copy of the Guidelines is available in the Investor Relations section of our website at www.spectranetics.com/investor-relations/corporate-governance.

Corporate Code of Conduct

The Board has adopted a Corporate Code of Conduct and Ethics, which was revised and approved in December 2013 (the “Code of Conduct”), that applies to all of our employees, directors, agents, consultants, representatives, and officers, including our Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, and other senior financial officers. The Code of Conduct, as applied to our principal financial officers, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of conduct” within the meaning of the listing standards of the NASDAQ Global Select Market. The Code of Conduct is posted on our website at www.spectranetics.com/investor-relations/corporate-governance. You may request copies, which will be provided free of charge, by writing to Corporate Secretary, The Spectranetics Corporation, 9965 Federal Drive, Colorado Springs, Colorado 80921. We intend to disclose on our website future amendments to certain provisions of our Code of Conduct, and any waiver of provisions of the Code of Conduct required to be disclosed under the rules of the SEC or listing standards of the NASDAQ Global Select Market.

Director Independence

Our Board makes an annual determination as to the independence of each Board member under the current standards for “independence” established by the NASDAQ Global Select Market. The Board has determined that all of our directors are independent under these standards except for Mr. Drake, who also serves as our President and Chief Executive Officer.

Leadership Structure

In December 2010, Mr. Fletcher, an independent director, was elected Chairman of the Board. Our Board believes that, at the present time, our interests and that of our stockholders are best served by the leadership and direction provided by an independent Chairman of the Board. The Board believes this structure enhances the Board’s oversight of, and independence from, management and enhances the ability of the Board to carry out its roles and responsibilities for the stockholders. The Board also believes this leadership structure allows the Chief Executive Officer to focus his time and energy on operations and management, and leverage the experiences and perspectives of the independent Chairman of the Board. The Audit, Compensation, and Nominating and Corporate Governance committees, each of which is made up entirely of independent directors, perform various oversight functions independent of management. We may in the future combine the roles of Chief Executive Officer and Chairman of the Board depending on the then-current circumstances.

The Board’s Role in Risk Oversight

The Board has two primary methods of overseeing risk. The first method is through our Enterprise Risk Management (“ERM”) process, which allows for full Board oversight of the most significant risks facing us. The second is through the functioning of the Board committees.
The goal of ERM is to provide an ongoing process, effected at all levels across each business unit and corporate function, to identify, assess and monitor risk, and to implement mitigating actions, if possible. Where the ERM process identifies a material risk, it will be elevated through the CEO to the Board for its consideration. The Audit Committee amended its charter in October 2010, as requested by the Board, to expressly include as one of the Audit Committee’s responsibilities the oversight of management’s processes to manage our enterprise-wide risk. The Audit Committee periodically receives and reviews presentations from management regarding the ERM process to assess whether it is functioning effectively.

Management is responsible for the day-to-day management of risks we face, while the Board, as a whole and through its committees, has the responsibility for the oversight of our risk management processes. Senior management attends regular meetings of the Board, provides presentations on operations, including significant risks, and is available to address any questions raised by the Board. Specific examples of risks primarily overseen by the full Board include, but are not limited to, legal risks, competition risks, industry risks, economic risks, business operations risks, commercial and regulatory compliance risks, reputational risks and risks related to acquisitions and dispositions.

Our Board committees assist the Board in fulfilling its oversight responsibilities in the ERM process.

•
The Audit Committee regularly reviews with management and the independent auditors significant financial risk exposures and the processes management has implemented to monitor, control and report such exposures. Specific examples of risks primarily overseen by the Audit Committee include risks related to preparing our financial statements, disclosure controls and procedures, internal controls over financial reporting, accounting, financial, auditing, and treasury risks.

•	The Compensation Committee assists the Board in fulfilling its oversight responsibilities regarding the management of risks arising from our compensation policies and programs.

•
The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities regarding the management of risks associated with Board organization, membership and structure, succession planning and corporate governance.

•
The Compliance Committee assists the Board in fulfilling its oversight responsibilities by considering risks relating to our global operations within the medical device industry, and its compliance with applicable health care laws and regulations.

Our Board is apprised by the chair of each Board committee of significant risks and management’s responses via periodic updates at regularly scheduled Board meetings. The leadership structure of our Board supports the Board’s effective oversight of our risk management.

Stockholder Communications with the Board

Stockholders may send written communications to the attention of the Board, any Board committee or any individual Board member. Communications should be directed to our Corporate Secretary, who will be primarily responsible for monitoring communications from stockholders and providing copies of such communications to the directors. Communications should include the name, mailing address and telephone number of the stockholder sending the communication, the number of shares of Company common stock owned by the stockholder and, if the stockholder is not the record owner of the stock, the name of the record owner. The Corporate Secretary will forward all communications not more suitably directed to management to the Board, a committee or individual directors. Stockholders who wish to communicate with the Board can write to Corporate Secretary, The Spectranetics Corporation, 9965 Federal Drive, Colorado Springs, Colorado 80921. A complete copy of the Policy and Procedures Regarding Communications Between Security Holders and the Board of Directors is available in the Investor Relations section of our website at www.spectranetics.com/investor-relations/corporate-governance.

Board Committees and Meetings

The Board held nine in person or telephonic meetings during 2014. No director attended fewer than 75% in the aggregate of all Board meetings and meetings of any committee on which he or she served during 2014. Members of the Board and its committees also consulted informally with each other and with management from time-to-time and acted at various times by written consent without a meeting during 2014. All of our directors attended our 2014 annual meeting of stockholders. Our director attendance policy is available in our Corporate Governance Guidelines at www.spectranetics.com/investor-relations/corporate-governance.

The Board has the following standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Compliance Committee, and an ad hoc Business Development Committee. In 2012, the Board authorized an ad hoc Finance Committee to facilitate the work of the Board in evaluating potential financing and other transactions.

Audit Committee.  The Audit Committee is comprised of four directors, Mr. Jennings, who serves as Chairperson, Messrs. Fletcher and Schermerhorn, and Ms. Johnson, all of whom are “independent” under NASDAQ Global Select Market listing standards and SEC rules regarding audit committee membership. Mr. Jennings was appointed to the Audit Committee in March 2009. Ms. Johnson was appointed to the Audit Committee in January 2013. Mr. Fletcher was appointed to the Audit Committee in June 2014. Mr. Schermerhorn was appointed to the Audit Committee in March 2015.

The Board has determined that Messrs. Jennings and Schermerhorn qualify as audit committee financial experts as that term is defined in the SEC’s rules and regulations.

The Audit Committee assists the Board in fulfilling its oversight responsibility by overseeing (i) our accounting and financial reporting processes and the audit of our financial statements; (ii) the adequacy and effectiveness of our internal controls; (iii) the appointment, compensation, retention and oversight of the work of our independent auditors; (iv) the portions of the Code of Conduct that relate to the quality or integrity of our financial statements; and (v) our processes regarding enterprise-wide risk management. The Audit Committee also pre-approves all audit and permissible non-audit services to be performed for us by our independent registered public accounting firm under the policy described later in this Proxy Statement. The Audit Committee prepares the report required by SEC rules to be included in this Proxy Statement.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, fraud or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing practices. Such procedures can be found on our website at www.spectranetics.com/investor-relations/corporate-governance.

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm. The committee is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. The Audit Committee meets privately with the independent auditors, and the independent auditors have unrestricted access and report directly to the Audit Committee.

The Audit Committee held 13 meetings during 2014. The report of the Audit Committee for 2014 can be found following the “Director Compensation” section in this Proxy Statement. The Board has adopted an Audit Committee Charter, which is available on our website at www.spectranetics.com/investor-relations/corporate-governance.

Compensation Committee.  The Compensation Committee is comprised of three directors, Mr. Pelak, who serves as Chairman, Mr. Jennings, and Ms. Sainz, all of whom are “independent” under NASDAQ Global Select Market listing standards. Mr. Pelak was appointed to the Compensation Committee in March 2012. Mr. Jennings was appointed to the Compensation Committee in March 2009. Ms. Sainz was appointed to the Compensation Committee in December 2010.

The Compensation Committee is responsible for discharging our Board’s responsibilities relating to the compensation of our executive officers and directors and the equity compensation of all employees, including assessing our overall compensation philosophy, structure and related risks, reviewing incentive compensation plans and equity-based plans and determining executive officer and director compensation. The Compensation Committee also participates in preparing the Compensation Discussion and Analysis to include in this Proxy Statement and produces a Compensation Committee Report to include in this Proxy Statement, each under applicable rules and regulations.

Regarding the compensation of executive officers, the Compensation Committee, with significant input from the CEO, evaluates the individual performance of each executive officer other than the CEO and determines and approves the compensation of the executive officers based on such evaluation. Regarding the CEO, the Compensation Committee, with input from the Chairman of the Board, completes an annual performance review of our CEO. As part of evaluating the CEO, the Compensation Committee also solicits feedback from other Board members. The Compensation Committee annually reviews actual compensation amounts provided in peer group proxy statements. Based on evaluations submitted by the CEO, the Compensation Committee’s evaluation of the CEO, and a review of relevant third-party compensation data the Compensation Committee sets compensation levels for our executive officers that correspond to our goals and objectives.

The Compensation Committee reviews and approves incentive compensation plans and makes recommendations to the Board regarding equity-based plans. It approves any grants of stock options and other equity awards to our executive officers, including the Chief Executive Officer, under Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The Compensation Committee also reviews and approves grants of stock options and other equity awards to our employees. In 2013, the Compensation Committee delegated to any two of the CEO, CFO or Senior Vice President of Global Human Resources the review and approval of option grants to non-executive officer new hires and to non-executive officer employees following his or her promotion, within certain pre-determined guidelines. The Compensation Committee certifies whether performance goals, which are established by the Board of Directors, are met before performance-based compensation is paid to executive officers. The Compensation Committee is also responsible for administering our equity-based plans, including our Amended 2006 Plan.

Beginning in September 2010, the Compensation Committee engaged Pearl Meyer & Partners (“PM&P”), a compensation consulting firm, to act as the Compensation Committee’s independent consultants on executive and director compensation. The engagement included establishing a peer group list for executive officer compensation, analyzing executive officer compensation incorporating the peer group list, and consulting on matters regarding director and officer indemnification and officer severance agreements.

The Compensation Committee determined that the services provided by PM&P to the Compensation Committee during 2014 did not give rise to any conflicts of interest. The Compensation Committee made this determination by assessing the independence of PM&P under the applicable rules adopted by the SEC and NASDAQ. In making this assessment, the Compensation Committee also considered PM&P’s written correspondence to the Compensation Committee that affirmed the independence of PM&P and the partners, consultants and employees who provide services to the Compensation Committee on executive and director compensation matters.

The Compensation Committee held 10 meetings during 2014. The report of the Compensation Committee for 2014 can be found below under the caption “Compensation Discussion and Analysis” in this Proxy Statement.

The Compensation Committee operates under a written Charter adopted by the Board, which is available on our website at www.spectranetics.com/investor-relations/corporate-governance.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is comprised of two directors, Mr. Fletcher, who serves as its Chairman, and Ms. Johnson. All of the members of the Nominating and Corporate Governance Committee are “independent” under NASDAQ Global Select Market listing standards. The Nominating and Corporate Governance Committee proposes nominees for election to the Board, including any stockholder nominees. The Nominating and Corporate Governance Committee recommended the nominees for election at this Meeting. Other duties and responsibilities include: assessing the size and composition of the Board and its committees, overseeing the annual evaluation of the Board, overseeing our policy and procedures for the review, approval or ratification of transactions with related persons and making recommendations to the Board regarding matters such as stockholder proposals, the Corporate Governance Guidelines, our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and the charters of the Board committees.

The Nominating and Corporate Governance Committee held six meetings during 2014. The Nominating and Corporate Governance Committee Charter is available on our website at www.spectranetics.com/investor-relations/corporate-governance.

Criteria for Director Nominees.  The Nominating and Corporate Governance Committee evaluates each nominee for election to the Board in conjunction with its consideration of the Board as a whole, with the objective of assembling a group that can best perpetuate our success and represent stockholder interests through exercising sound judgment using its diversity of experiences. The Nominating and Corporate Governance Committee believes that the qualifications of a director candidate should provide balance to the current Board’s knowledge, perspective, experience and expertise. A director candidate is examined in light of our current and anticipated needs. In determining whether to recommend a current director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in, and contributions to, the activities of the Board.

In seeking individuals to join the Board of Directors, the Nominating and Corporate Governance Committee considers the following to be minimum qualifications that a candidate must possess:

•	Commitment to promoting the long-term interests of our stockholders;

•	Strong professional and personal reputations consistent with our values;

•	Broad general business experience and acumen, which may include experience in management, finance, marketing and/or accounting;

•	Leadership experience and experience with strategic planning;

•	Familiarity with our industry and marketplace;

•	Well-educated, including possible graduate degrees and professional training;

•	Mature business judgment and a high level of personal and professional integrity; and

•	Sufficient time, energy and attention to devote to our business as a member of the Board.

The Nominating and Corporate Governance Committee may consider the following where necessary and appropriate:

•	A candidate’s independence, as defined under the current NASDAQ Global Select Market listing standards; and

•	A candidate’s ability to satisfy the composition requirements for the Audit Committee.

Although the Nominating and Corporate Governance Committee does not have a specific policy regarding the consideration of diversity in identifying director nominees, it believes that the Board should be composed of directors with diverse backgrounds, perspectives, skills and experience, including appropriate financial and other expertise relevant to our business.  A director candidate will not be discriminated against because of race, ethnicity, national origin, gender, religion or disability.  While the Nominating and Corporate Governance Committee may consider some aspects of diversity, such as diversity relating to domicile, national original, race, ethnicity and gender, when considering a director candidate, these factors are not a prerequisite for any director candidate.

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management, stockholders and others. The committee has in the past used, and may in the future use, the services of third party search firms to assist in the identification of appropriate candidates. After conducting an initial evaluation of a prospective candidate, the committee will interview that candidate if it believes the candidate might be suitable to be a director. The committee may also ask the candidate to meet with management. If the committee believes a candidate would be a valuable addition to the Board, it may recommend to the full Board that candidate’s appointment or nomination for election.

Stockholder Recommendations for Nominations to the Board of Directors.  The Nominating and Corporate Governance Committee will consider candidates for director recommended by any stockholder that is the beneficial owner of shares of Spectranetics common stock. Candidates recommended by stockholders will be evaluated in the same manner as any other candidate. Stockholders wishing to recommend a candidate for nomination as a director are required to send the recommendation in writing to the Chairman of the Nominating and Corporate Governance Committee, The Spectranetics Corporation, 9965 Federal Drive, Colorado Springs, Colorado 80921. A stockholder recommendation must contain the following information:

•	Documentation supporting that the writer is a stockholder of Spectranetics and a statement that the writer is recommending a candidate for nomination as a director;

•	A resume of the candidate’s business experience and educational background that also includes the candidate’s name, business and residence addresses, principal occupation or employment, and an explanation of how the candidate’s background and qualifications are directly relevant to Spectranetics’ business;

•	The number of shares of Spectranetics common stock beneficially owned by the candidate;

•
A statement detailing any relationship, arrangement or understanding, formal or informal, between or among the candidate, any affiliate of the candidate, and any customer, supplier or competitor of Spectranetics, or any other relationship, arrangement or understanding that might affect the independence of the candidate as a member of the Board;

•
Detailed information describing any relationship, arrangement or understanding, formal or informal, between or among the proposing stockholder, the candidate, and any affiliate of the proposing stockholder or the candidate;

•	Any other information required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director;

•	A signed consent of the candidate to serve as a director, if nominated and elected; and

•
The other information set out in our Policy and Procedures Regarding the Consideration of Director Candidates Recommended by Security Holders, which is available on our website at www.spectranetics.com/investor-relations/corporate-governance.

For its evaluation, the Nominating and Corporate Governance Committee may request additional information from the candidate or the proposing stockholder and may request an interview with the candidate. The Nominating and Corporate Governance Committee has sole discretion to decide which individuals to recommend for nomination as directors by the Board.

Any stockholder that desires to recommend a candidate for nomination to the Board to be considered for election at the Annual Meeting of Stockholders in 2016 is strongly encouraged to do so no later than the date that proposals meeting the requirements of our bylaws and Rule 14a-8 promulgated under the Exchange Act are due. See “Date of Receipt of Stockholder Proposals” in this Proxy Statement.

Compliance Committee. The Compliance Committee was formed in September 2008 and held six meetings during 2014. The Compliance Committee is comprised of two directors, Dr. Ruggio, who serves as Chairman, and Ms. Sainz. With the assistance of the Chief Compliance Officer and others, the Compliance Committee performs periodic reviews of our global regulatory and commercial compliance policies and procedures and provides ongoing oversight of these policies and procedures to support compliance with relevant healthcare laws and regulations.

The Compliance Committee assists the Board, the Chief Compliance Officer, and the Management Compliance Committee in overseeing and maintaining our global compliance program. The Compliance Committee also serves as a point of direct access, in a confidential and anonymous compliance hotline, for Company employees and others who wish to bring compliance concerns directly to the Board.

Compensation Committee Interlocks and Insider Participation

In 2014, Ms. Sainz, Mr. Jennings and Mr. Pelak served as members of the Compensation Committee. None of such Compensation Committee members has ever been an officer or employee of us or our subsidiaries. During the last fiscal year, no member of our Board of Directors or of our Compensation Committee, and none of our executive officers, served as a member of the board of directors or compensation committee of an entity that has one or more executive officers of such entity serving as members of our Board of Directors or our Compensation Committee.

TRANSACTIONS WITH RELATED PERSONS

Policy and Procedures for the Review, Approval or Ratification of Transactions with Related Persons

The Board has adopted a written policy and procedures for the review, approval or ratification of “Related Party Transactions” consistent with the listing standards of the NASDAQ Global Select Market and Item 404(a) of Regulation S-K under the Securities Act of 1933. For purposes of the policy, a “Related Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including our subsidiaries) were, are or will be a participant and the amount involved exceeds $120,000, and in which any Related Party had, has or will have a direct or indirect interest.

The policy defines “Related Party” as:

•	Any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer or a nominee to become our director;

•	Any person known to be the beneficial owner of more than 5% of any class of our voting securities;

•
Any immediate family member of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner.

Under the policy, the Nominating and Corporate Governance Committee reviews the relevant facts and circumstances of each Related Party Transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the Related Party’s interest in the transaction. The Nominating and Corporate Governance Committee then either approves or disapproves the Related Party Transaction. A Related Party Transaction may be consummated and continue only if the Nominating and Corporate Governance Committee has approved or ratified such transaction under the guidelines in the policy. If advance Committee approval of a Related Party Transaction requiring the Committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the Chairman of the Nominating and Corporate Governance Committee, subject to ratification of the transaction by the Nominating and Corporate Governance Committee at the Committee’s next regularly scheduled meeting; provided that if ratification is not forthcoming, management must try to cancel or annul the transaction. No director may participate in approving a Related Party Transaction for which he or she is a Related Party.

The Nominating and Corporate Governance Committee has reviewed and pre-approved certain types of Related Party Transactions, which are deemed approved or ratified, as applicable, under the policy, including the following:

•	Compensation:

(i)	to one of our executive officers or directors if the compensation is required to be reported in our proxy statement pursuant to Item 402 of Regulation S-K; or

(ii)
to one of our executive officers, if such compensation would have been required to be reported under Item 402 of Regulation S-K as compensation earned for services to us if the executive was a “named executive officer” in the proxy statement and such compensation has been approved, or recommended to our Board of Directors for approval, by the Compensation Committee.

•	Transactions that are in our ordinary course of business and where the interest of the Related Party arises only:

(i)	from the Related Party’s position as a director of another corporation or organization that is a party to the transaction;

(ii)
from the direct or indirect ownership by such Related Party and all other Related Parties, in the aggregate, of less than a 5% equity interest in another person (other than a partnership) which is a party to the transaction;

(iii)	from both such positions and ownership described above; or

(iv)
from the Related Party’s position as a limited partner in a partnership in which the Related Party and all other Related Parties, in the aggregate, have an interest of less than 5%, and the Related Party is not a general partner of and does not have another position in the partnership.

•
Transactions that are in our ordinary course of business and where the interest of the Related Party arises solely from the ownership of a class of our equity securities and all holders of such class of our equity securities will receive the same benefit on a pro rata basis.

BUSINESS EXPERIENCE OF NON-EMPLOYEE DIRECTORS

Class III Director Nominees

R. John Fletcher has served on the Board since March 2002 and was appointed Chairman of the Board in December 2010. Since 1983, Mr. Fletcher has served as Chief Executive Officer of Fletcher Spaght, Inc. (FSI), a strategy consulting organization that he founded in 1983. He has served as Managing Director of Fletcher Spaght Ventures, a venture fund, since 2001. Prior to FSI, Mr. Fletcher was a manager at the Boston Consulting Group, a global management consulting firm. Mr. Fletcher was a PhD candidate in International Business at The Wharton School, University of Pennsylvania, during which time he also earned a Master’s Degree in International Finance from Central Michigan University. He received his Master of Business Administration from Southern Illinois University and prior to that a Bachelor of Business Administration from George Washington University. Mr. Fletcher currently serves as a director of Axcelis Technologies, Inc., a public semiconductor equipment company. From 2005 to 2009, Mr. Fletcher served as a director of Panacos Pharmaceuticals Inc., a public biotechnology company focused on therapeutic solutions for infectious disease; from 1991 until 2011, he served as a director of AutoImmune, Inc., a public biotechnology company that develops orally-administered pharmaceutical products; and from 2011 until 2012, he served as a director of Marina Biotech, a biotechnology company focused on RNAi-based therapeutics. Mr. Fletcher brings strategic insight, leadership and a wealth of experience in healthcare to the Board, both in our core businesses as well as new business opportunities. Additionally, he has experience as a public company director on other public company boards.

B. Kristine Johnson has served on the Board since May 2012. Ms. Johnson is President of Affinity Capital Management, a venture capital firm that invests in private, U.S. based healthcare companies. She has held this position since 2000. Prior to serving as a consultant to Affinity Capital Management in 1999, she was Senior Vice President and Chief Administrative Officer of Medtronic, Inc. and a member of Medtronic’s Executive Committee. During her 17 years at Medtronic, she also served as President and General Manager of its vascular business and President and General Manager of its tachyarrhythmia management business. Ms. Johnson received her B.A. from St. Olaf College. She currently serves on the Board of Directors of Piper Jaffray Companies, a leading middle market investment bank and asset management firm, and has been the Board’s lead director since 2012. She also is Chair of the Board of Regents of St. Olaf College and serves on the boards of several private entities. Ms. Johnson brings to our Board extensive experience in finance and the healthcare and medical device industry, and she also has experience as a public company director on other public company boards.

Todd C. Schermerhorn joined the Board in March 2015. Mr. Schermerhorn served as Senior Vice President and Chief Financial Officer of C.R. Bard, Inc., a public, global medical technology company, from 2003 until his retirement in August 2012. Mr. Schermerhorn joined Bard in 1985 as a cost analyst and held various financial positions including Controller of the Vascular Systems Division and Vice President and Controller of the USCI division. In 1996, Mr. Schermerhorn was promoted to Vice President and Group Controller for Bard’s Global Cardiology Unit. He was promoted to Vice President and Treasurer in 1998. Mr. Schermerhorn currently serves on the board of directors of Thoratec Corporation, a public medical device company. Mr. Schermerhorn brings significant experience as a chief financial officer at a large market cap, publicly-held and leading medical device manufacturer, and extensive experience in various capacities within the financial organization of a public company. He is also able to contribute to our Audit Committee as an “audit committee financial expert” under SEC rules. Additionally, he has experience as a director of another public, medical device company board.

Class I Directors with Terms expiring in 2016

William C. Jennings has served on the Board since February 2009. Mr. Jennings is a retired partner of PricewaterhouseCoopers LLP, where he led its risk management and internal control consulting practice from 1991 until his retirement in 1999. Prior to that, Mr. Jennings served as a senior audit partner at Coopers & Lybrand, as a Senior Executive Vice President at Shearson Lehman Brothers responsible for quality assurance, internal audit and compliance and as Executive Vice President and Chief Financial Officer of Bankers Trust Company. Since retiring from PricewaterhouseCoopers LLP, Mr. Jennings has provided independent consulting services to a number of companies. Mr. Jennings served as a director of NYFIX, Inc. for four years until December 2007. Mr. Jennings graduated with a Bachelor of Science degree from the University of Akron and also holds a Master of Business Administration from the University of Florida. Mr. Jennings currently serves as a director of Axcelis Technologies, Inc., a public semiconductor equipment company, and Silgan Holdings Inc., a manufacturer of packaging for consumer goods products. Mr. Jennings brings to our Board extensive experience in finance, accounting and internal control matters, particularly as they apply to public companies. Additionally, he has experience as a public company director on other public company boards.

Joseph M. Ruggio, M.D. has served on the Board since February 1997. Dr. Ruggio is a practicing interventional cardiologist. Since 1995, Dr. Ruggio has served as Chairman and President of Pacific Cardiovascular Associates Medical Group, Inc., a large cardiovascular professional corporation which he founded. He also serves as President and Chief Executive Officer of Via Vitae, a cardiovascular disease management company, which was founded in February 1996. Prior to that, Dr. Ruggio served as founder, Chairman, President and Chief Executive Officer of UltiMed, Inc., a cardiovascular medical services organization, which was founded in July 1995. From August 1985 to December 1995, Dr. Ruggio served as Chairman of the Department of Cardiology and Director of Invasive Interventional Cardiology for FHP, Inc. Since 2000, Dr. Ruggio has served on the board of directors of Monarch HealthCare, a large southern California Independent Practice Association (IPA). He also serves on the Scientific Advisory Board for Proteus Biomedical, a private company that specializes in intelligent medicine applications using advanced technologies. Dr. Ruggio’s experience as a practicing interventional cardiologist and as a healthcare executive provides an important perspective to the Board on the clinical performance of our products, competitive products and new products. His strong background in developing and implementing high quality, patient-centered care in a cost effective fashion helps us to navigate the changing payment paradigm without compromising care.

Class II Directors with Terms expiring in 2017

Daniel A. Pelak has served on the Board since November 2010. Since 2008, Mr. Pelak has served as a senior advisor to the private equity firm Welsh, Carson, Anderson and Stowe. From 2005 to 2008, he served as the President and Chief Executive Officer of InnerPulse, Inc., a privately held, early-stage cardiac medical device company. From 2002 to 2005, Mr. Pelak served as President and Chief Executive Officer of Closure Medical Corporation, a publicly held global leader in the development and manufacture of biomaterial-based medical adhesives, until its acquisition by Johnson & Johnson (Ethicon Division) in 2005. Prior to that, Mr. Pelak was employed by Medtronic Inc., where he advanced through multiple management positions over a 25-year period. His executive positions at Medtronic included Vice President, Cardiovascular Marketing and Vice President and General Manager of three operating divisions — Nortech, Cardiac Surgery Technology and Perfusion Systems. Mr. Pelak is currently the Chairman of the board of directors of K2M, Inc., a publicly held spinal device company, and the Chairman of the board of directors of Valeritas, Inc., a privately held medical technology company. He also serves on the board of directors of the privately held Vertos Medical Corp., a minimally invasive surgical device company specializing in the treatment of spinal conditions and Mardil Medical, Inc., a privately held early stage company pioneering a treatment for heart valve disease. From 2006 to 2010, Mr. Pelak served on the board of directors of AGA Medical, Inc., a publicly held medical device company which specializes in non-surgical techniques to treat structural heart defects and circulatory conditions. Mr. Pelak has over 20 years of experience as a senior executive in the medical technology industry and brings to the Board considerable knowledge and experience of markets we serve and the medical device industry in general, to support our operating and strategic initiatives. He also has experience as a public company director on other public company boards.

Maria Sainz has served on the Board since November 2010. Ms. Sainz has served as the President and CEO of Cardiokinetix Inc., a venture backed medical device company in the field of interventional heart failure, since April 2012. Prior to that, she was General Manager for the Concentric Medical unit under the Neurovascular division of Stryker Corporation, a global medical technology company. Stryker Corporation acquired Concentric Medical, Inc., a privately held, commercial stage company that manufactures and markets minimally invasive devices that are delivered into the brain to remove blood clots that cause ischemic stroke, in October 2011. Ms. Sainz was President and CEO of Concentric Medical from April 2008 until the acquisition by Stryker in October 2011. From 1991 to 2006, Ms. Sainz held various executive positions in the United States and Europe within the cardiac rhythm management, cardiac surgery and vascular intervention divisions of Eli Lilly’s medical device businesses and Guidant Corporation, a manufacturer of cardiovascular medical products. From 2003 to 2006, Ms. Sainz was a member of the Guidant Management Committee as President, Cardiac Surgery Division, a 500-employee division that grew from $90 million to $176 million in annual revenue under her leadership. Following Guidant’s acquisition by Boston Scientific Corporation in 2006, she served as an advisor to the Chief Operating Officer of Boston Scientific Corporation and assisted in several transition activities in the United States and Europe until early 2008. Ms. Sainz currently serves as a director of Orthofix NV, a public medical device company focused on developing and delivering repair and regenerative solutions to the spine and orthopedic markets, and MRI Interventions, a public medical device company that develops and commercializes platforms for performing minimally invasive surgical procedures in the brain and heart under direct, intra-procedural magnetic resonance imaging guidance. In February 2015, she began serving on the board of directors of Halyard Health, Inc., a public medical device company. Ms. Sainz brings to the Board considerable knowledge and experience of markets we serve and the medical device industry in general, to support our operating and strategic initiatives. Additionally, she has experience as a public company director on other public company boards.

EXECUTIVE OFFICERS

Our current executive officers, their positions and their ages as of March 31, 2015 are as follows:

Name	Age	Office
Scott Drake	47	President and Chief Executive Officer
Guy A. Childs	49	Chief Financial Officer
Shahriar (Shar) Matin	40	Chief Operating Officer
Wade Bowe	44	Vice President, Research and Development
Kimberly M. Bridges	41	Senior Vice President, Sales and Marketing, Vascular Intervention
Austin Byrd	49	Vice President, Chief Compliance Officer
Donna Ford-Serbu	46	Senior Vice President, Sales and Marketing, Lead Management
Robert Fuchs	48	Senior Vice President, Global Human Resources
Paul Gardon	49	Senior Vice President, General Counsel

Each of our executive officers serves at the discretion of the Board. We are not aware of any family relationships among any of our directors and executive officers.

Scott Drake has served as our Chief Executive Officer and President since August 2011 and as a director since September 2011. Prior to joining Spectranetics, Mr. Drake held the position of Senior Vice President, Operations of DaVita, Inc., a leading U.S. provider of kidney care and dialysis, from 2009 to August 2011. Previously, Mr. Drake held several positions of increasing responsibility within various healthcare business units at Covidien, Plc, a global healthcare products company and manufacturer of medical devices and supplies, over a period of 17 years, including the following: (i) from 2006 to 2009, Mr. Drake was Global Business Unit President, Respiratory and Monitoring Solutions; (ii) from 2003 to 2006, he was President, Valleylab (re-named as the Surgical Solutions Group); (iii) from 2001 to 2003, he was Vice President and General Manager, Critical Care. Prior to 2001, Mr. Drake held several positions in sales and marketing management within various medical device business units at

Covidien, Plc. Mr. Drake currently serves as a director of AtriCure, Inc., a public medical device company providing innovative atrial fibrillation (Afib) solutions. Mr. Drake holds a Bachelor of Science degree in business administration from Miami University of Ohio. Mr. Drake’s knowledge of our business, depth of experience with investors, over 20 years of experience in the healthcare industry and strong leadership skills uniquely qualify him as a Board member.

Guy A. Childs has served as our Chief Financial Officer since January 2003. On March 18, 2015, Mr. Childs announced his plan to transition from his current role. Mr. Childs will continue to serve as our Chief Financial Officer until his replacement has been hired. Following the transition, Mr. Childs will continue to serve as an officer of the Company in a Vice President role that will include treasury, investor relations and financial planning. Since joining us in September 1991, Mr. Childs has held various accounting and financial management positions, including being Director of Finance, which he held from January 2000 to May 2002. In May 2002, Mr. Childs was appointed Acting Chief Financial Officer, a position he also held from May 1999 to December 1999. From October 2010 through August 2011, Mr. Childs was part of a three-person executive team that served as the office of the Chief Executive Officer, while a search was conducted for a new Chief Executive Officer. Prior to joining us, Mr. Childs worked for the public accounting firm of Deloitte & Touche, LLP serving as a senior accountant on various audit engagements in the financial services, healthcare and manufacturing industries. Mr. Childs graduated from the University of South Dakota with a Bachelor of Science degree in business administration, major in accounting.

Shahriar (Shar) Matin was promoted to Chief Operating Officer in January 2014, with responsibilities that include oversight of operations, quality, field service, clinical, regulatory affairs, international commercial operations, and business development. Following the closing of the AngioScore and Stellarex acquisitions, Mr. Matin also became the President of our AngioScore subsidiary and leads our drug-coated balloon programs. He served as Senior Vice President, Operations, Business Development and International from January through December 2013. He served as Senior Vice President, Operations, Product Development and International from April 2010 through December 2012. He served as our Vice President, International, since March 2008 and as Managing Director of our wholly-owned subsidiary, Spectranetics International, B.V., since April 2007. From 2006 to March 2007, he held the position of Business Unit Director — Cardiac Rhythm Management for Guidant Corporation, now owned by Boston Scientific Corporation, in China. During 2005 and 2006, he was the General Manager — Southeast Asia and Pakistan for Guidant Corporation. From 1997 to 2004, Mr. Matin held clinical sales, project management, and manufacturing engineering positions at Guidant Corporation, which included assignments in the United States, Japan and Ireland. Mr. Matin received his Bachelor of Science degree in Mechanical Engineering, with honors, from the University of California, Berkeley, and his Master of Business Administration from Harvard Business School.

Wade Bowe has served as our Vice President, Research & Development since January 2012. From December 2009 to December 2011, he served as Vice President of Operations and Research & Development. He served as our Vice President of Operations from August 2008 and as Vice President of Catheter Manufacturing and Development from March 2007. He served as our Director of Product Development from January 2005 and as a Senior Project Engineer/Group Leader from March 2003. In his current role, he drives all aspects of research, technical innovation, and new product development outside of drug-coated balloons. Mr. Bowe has over 20 years of medical device industry experience in diverse technical, leadership and management roles spanning Research & Development, Operations, and Program Management. He is the Inventor/Co-Inventor of 33 U.S. Patents and co-author of several publications. Prior to joining Spectranetics, Mr. Bowe spent twelve years in Research & Development and Operations with the Guidant Corporation. Mr. Bowe graduated with honors from GMI Engineering & Management Institute (Kettering University). He holds a Bachelor of Science degree in Mechanical Engineering.

Kimberly M. Bridges joined Spectranetics as our Senior Vice President, Sales and Marketing, Vascular Intervention in August 2013. Prior to joining the Company, from January until August 2013, Ms. Bridges held the position of Vice President, Sales and Marketing, at Blockade Medical, L.L.C., a private company located in Irvine, CA that develops catheter-based therapeutic devices, where she commercialized catheter-based therapeutic devices for the treatment of cerebral aneurysms. She played a key role in shaping corporate strategy, portfolio management and organizationally preparing the company for success beyond the start-up stage. Prior to her role at Blockade Medical, she served as Vice President of U.S. Commercial Therapy Development and Global Acute Ischemic Stroke Marketing for Stryker Neurovascular from January until December 2012. Ms. Bridges served as Vice President of Sales and Marketing for North America and Asia from February 2008 until January 2012 at Concentric Medical, Inc., which was acquired by Stryker Corporation in 2011. Before joining the neurovascular business, Ms. Bridges spent 11 years in peripheral and cardiology sales leadership roles within the Cordis division of Johnson & Johnson, Guidant Corporation and ev3, Inc. She received her Executive Master of Business Administration at the University of Southern California Marshall School of Business and a Bachelor of Science in Management from Pepperdine University.

Austin B. Byrd has served as our Vice President and Chief Compliance Officer since December 2012. Mr. Byrd is a veteran medical device executive and healthcare compliance officer with a wide-ranging legal background. Mr. Byrd was in private law practice during 2012, at Bailey & Greer, PLLC. From 2004 to 2011, Mr. Byrd was an in-house attorney and executive at Smith & Nephew, one of the world’s largest medical device companies. As in-house counsel, Mr. Byrd oversaw the formation of Smith & Nephew’s consulting and product design contracts with health care professionals. He became the Orthopaedic Division’s first full-time compliance officer in 2005. From 2007 through 2010, Mr. Byrd was Smith & Nephew’s primary point of contact with the Department of Justice and Health and Human Services Department’s Office of the Inspector General. As Senior Vice President of Smith & Nephew’s InVentures business franchise, Mr. Byrd led a team that engineered and produced patient-specific orthopedic instruments and implants through coordinated engineering centers in Memphis, Switzerland and India. Prior to joining Smith & Nephew, Mr. Byrd was an associate attorney at Wyatt, Tarrant & Combs, LLP, a leading multi-specialty regional law firm. He focused on business and corporate legal matters including mergers and acquisitions, commercial real estate and lending, intellectual property licensing, creditors’ rights, and the formation and tax-exempt qualification of non-profit organizations. Mr. Byrd is a member of the Board of Directors of the Memphis Symphony Orchestra. Mr. Byrd graduated from the University of Memphis, Cecil C. Humphreys School of Law, cum laude, and earned his Bachelor of Arts degree from Memphis State University.

Donna Ford-Serbu has served as our Senior Vice President, Sales and Marketing, Lead Management, since September 2013. From January through August 2013, she served as our Senior Vice President, Global Marketing, Strategy and Portfolio and from October 2011 until December 2012, she served as our Vice President, Global Marketing, Strategy and Portfolio. Prior to joining Spectranetics, Ms. Ford-Serbu held various positions at Covidien from 1998 until October 2011. She held the position of Vice President, Global Marketing Patient Monitoring at Covidien from March 2008 until October 2011. In this role, she oversaw the global marketing function for the patient monitoring business that represents over half of the revenue in Covidien’s Respiratory and Monitoring Solutions division. During her tenure as Vice President, Global Marketing Patient Monitoring, Ms. Ford-Serbu drove efforts to transform the business from one focused solely on pulse oximetry to a broad monitoring platform with respiratory function and end organ perfusion monitoring. She led teams to improve the innovation pipeline and served as the integration lead for Covidien’s $250 million acquisition of Aspect Medical in 2008 and commercial integration lead for the Somanetics acquisition in 2010. These efforts resulted in 32% growth of Covidien’s patient monitoring business in three years. Prior to her role in the Respiratory and Monitoring Solutions division, Ms. Ford-Serbu spent 10 years at the Energy-based Devices division at Covidien, holding positions of increasing responsibility in the areas of sales and marketing management, business development, and strategy and portfolio across the Electrosurgery, LigaSure and Interventional Oncology business lines. During her time as Business Director for the Interventional Oncology business, Donna led the integration of the Vivant Medical acquisition in 2005. Ms. Ford-Serbu holds a Master of Business Administration from the University of Rochester, and a Bachelor of Science degree from the University of Colorado.

Robert Fuchs has served as our Senior Vice President, Global Human Resources since January 2014, and served as Vice President, Global Human Resources from September 2012 through December 2013. In this role, Mr. Fuchs oversees all aspects of global human resources. He has a long tenure of serving in human resources leadership positions in the high tech, telecommunications, mining and service industries.  Prior to joining Spectranetics, Mr. Fuchs was the Senior Vice President of Human Resources for EchoStar Communications, a high tech engineering company with annual revenue of $3 billion, from 2011 to September 2012. Prior to EchoStar Communications, Mr. Fuchs was Vice President of Human Resources for Dish Network, a digital television provider with annual revenues of $12 billion, from 1999 to 2011. Mr. Fuchs holds a Bachelor of Science Degree in Business Management from Ithaca College, New York.

Paul Gardon has served as our Senior Vice President, General Counsel since January 2014, and served as Vice President, General Counsel from January through December 2013. From February 2012 until December 2012, he served as our Vice President and Deputy General Counsel. Mr. Gardon has over 20 years of experience in the practice of law, and is responsible for overseeing all of our legal matters. Prior to joining Spectranetics in February 2012, Mr. Gardon served as General Counsel for a business unit of DaVita, a leading provider of kidney care and dialysis services, with revenues in excess of $1 billion, since August 2010. From 2004 to 2010, he held numerous positions of increasing legal responsibility at Covidien. Mr. Gardon is a graduate of Villanova University School of Law and holds a Bachelor of Science degree from Marquette University.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) provides information about the 2014 compensation program for the Company's named executive officers, whose compensation is detailed in the 2014 Summary Compensation Table below and the other executive compensation tables and narratives contained in this proxy statement. The following executive officers were the Company’s named executive officers (“NEOs”) for 2014:

Named Executive Officer	Title
Scott Drake	President and Chief Executive Officer
Guy A. Childs	Chief Financial Officer
Shahriar Matin	Chief Operating Officer
Kimberly M. Bridges	Senior Vice President, Sales and Marketing, Vascular Intervention
Paul Gardon	Senior Vice President, General Counsel

This CD&A contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We caution investors not to apply these statements to other contexts.

2014 Company Performance Highlights

We achieved a number of significant business objectives in 2014. These include:

•	We increased revenue by 29% compared to 2013, with Vascular Intervention revenue growth of 56% in 2014, and improved gross margins.

•	We achieved a total shareholder return of 38% for 2014 and 570% over the past four years.

•
We acquired AngioScore Inc., the U.S. market leader in specialty scoring balloon catheters, and announced the acquisition of the Stellarex™ drug-coated balloon (“DCB”) platform from Covidien Inc. We completed the Stellarex acquisition in January 2015. These acquisitions significantly expand our product portfolio and our addressable market opportunity.

•	We expanded our international presence, growing our global footprint from 40 to 65 countries, and increased international revenue by 30% on a constant currency basis.

•
We received FDA 510(k) clearance of our Turbo-Tandem and Turbo-Elite for the treatment of peripheral in stent restenosis (“ISR”). These products are now the only atherectomy devices cleared by the FDA for the treatment of ISR.

•
We received FDA clearance of two new mechanical lead extraction platforms, the TightRail™ Rotating Dilator Sheath and the SightRail™ Manual Dilator Sheath, which expand physicians’ options for removing cardiac leads.

2014 Executive Compensation Highlights

Highlights of our 2014 executive compensation program include the following:

•
To further align our NEOs’ interests with those of our stockholders, we modified our long-term equity incentive program to provide for grants of long-term, performance-based performance stock units (“PSUs”) to our NEOs, and granted PSUs that vest based on achievement of revenue growth over a three-year performance period and an Adjusted EBITDA Margin target during the third year of the performance period. If the revenue and Adjusted EBITDA Margin metrics are not achieved at the threshold levels, the PSUs are forfeited.

•
The mix of long-term equity incentive awards was restructured to increase the proportion of performance-based, at-risk compensation included in the NEOs’ total compensation by providing that more than 50% of the equity awards granted to NEOs are PSUs and the remaining equity awards are time-based restricted stock units (“RSUs”). Earned PSUs vest 75% upon completion of the three-year performance period and 25% one year after the performance period. RSUs generally vest over four years, strengthening our emphasis on long-term pay-for-performance and retention.

•
The PSUs granted to the NEOs in 2014 are “front-loaded,” meaning that we granted three times the amount of PSUs that NEOs would receive in a year with the intention of not granting any additional PSUs to the NEOs until the end of the three-year performance period. As a result of granting “front-loaded” 2014 PSUs, the value of the total long term equity incentive awards to NEOs in 2014 was higher than our customary equity awards granted on an annual basis, but are expected to be consistent with our equity grant practices over a three-year period.

•
Performance compared to 2014 Company performance objectives set by the Compensation Committee yielded a payout to the NEOs of approximately 97% of target for our annual performance-based cash incentive award program (“Performance Bonus Plan”).

•
The Compensation Committee awarded a special 2014 year-end bonus to approximately 55 employees of the Company, including the NEOs, in recognition of their outstanding contributions made in connection with the acquisition and continuing integration of AngioScore and the acquisition of the Stellarex assets. The special 2014 year-end bonus was paid in cash to all employees, except Mr. Drake. The special 2014 year-end bonus for Mr. Drake was paid half in cash and half in RSUs that vest in four years in December 2018.

•
From 2013 to 2014, total cash compensation for each of our NEOs, other than Ms. Bridges, increased in the range of 24% to 32%. The increase was due primarily to higher base pay and higher variable incentive award compensation in 2014 compared with 2013. Ms. Bridges’ total cash compensation increased by 118% in 2014 compared with 2013 because she was hired in August 2013.

•
In June 2014, the Company’s stockholders approved the Company’s Amended and Restated 2006 Incentive Award Plan (the “Amended 2006 Plan”), which, among other things, increased the number of shares authorized for issuance under the Amended 2006 Plan from 5,250,000 shares to 8,150,000 shares.

•
During 2014, the Compensation Committee reevaluated the severance benefits provided to NEOs in the case of terminations without cause and changes in control. In January 2015, the NEOs entered into new severance agreements with the Company, as described below in the CD&A under “Severance and Change in Control Agreements.”

Executive Compensation Philosophy and Objectives

The primary goal of our executive compensation program is to attract, motivate, retain and reward leaders who create long-term value for our stockholders by paying them competitively, consistent with our success and their contributions to that success. This goal affects the compensation elements we use and our compensation decisions. Our compensation program rewards sustained financial and operating performance and leadership excellence, and motivates executives to remain for long and productive careers.

The Compensation Committee believes that compensation paid to the NEOs should be closely aligned with our performance on both a short-term and long-term basis and linked to specific, measurable results intended to create value for stockholders. We set goals designed to link each NEO’s compensation to our performance and attainment of those other factors. Our cash compensation programs incorporate achievement of near-term corporate objectives and individual employee performance. Consistent with our performance-based philosophy, we provide compensation to our NEOs that includes the potential for a significant variable cash incentive-based component, besides base salary. We have established an equity award program to reward executive officers based on their impact and influence on achievement of corporate objectives through granting RSUs, PSUs and option awards that will increase in value as our performance results in an increase in stockholder value.

In establishing compensation for the NEOs, the Compensation Committee seeks to:

•	Ensure the NEOs’ compensation is aligned with our strategies, business objectives and the long-term interests of our stockholders;

•
Further incentivize NEOs to achieve key strategic, financial and operations performance measures by linking annual and long-term compensation incentives to the achievement of performance goals in these areas;

•
Reinforce NEOs’ incentive to increase our stock price and maximize long-term, sustainable stockholder value, and promote their retention, by providing the largest amount of NEOs’ total compensation opportunities in the form of ownership of our common stock through PSUs, RSUs and option awards; and

•	Support our performance-based philosophy and culture and continue to attract and retain individuals of superior ability and managerial talent; and

•	Focus on employee retention through our long-term equity programs.

Adoption of Best Practices and Risk Management

We have adopted certain compensation “best practices,” which support our executive compensation objectives, benefit our stockholders and are designed to discourage unnecessary or excessive risk taking behavior by our employees, including our NEOs:

•	Pay for performance. Executive officer performance-based compensation and payments are based on pre-determined, measurable performance objectives approved by the Compensation Committee.

•	Bonus caps. Caps are imposed on the maximum incentive bonuses that can be awarded to an executive officer.

•	Equity-based pay. A significant portion of our NEOs’ compensation is in the form of equity awards that emphasize long-term value creation. For 2014, between 46% and 67% of target total direct compensation for our NEOs was paid in equity awards, assuming the full grant date fair value for RSUs and assuming one-third of the grant date fair value for PSUs, which represents annualized target total direct compensation.

•
At-risk pay. A significant portion of our NEOs’ compensation is “performance-based” or “at-risk.” In 2014, between 47% and 57% of target total direct compensation for our NEOs was performance-based or “at-risk,” assuming the full grant date fair value for RSUs and assuming one-third of the grant date fair value for PSUs, which represents annualized target total direct compensation.

•
Significant vesting periods. PSU awards earned by NEOs vest 75% upon completion of the three-year performance period and 25% one year after the performance period. RSU awards granted to NEOs generally vest over a four year period.

•	Mix of incentives. A balance of short-term and long-term incentives is created through a mix of variable cash compensation awards and long-term equity awards.

•
Median compensation targets. We generally intend that, over time, total direct compensation (base salary, annual variable incentive and long-term incentive compensation) of our NEOs be at or above the market median for our peer group; and

•
Stock ownership guidelines. To align the interests of management and stockholders, our executive officers are required over time to hold common stock or RSUs with a value equal to their annual salary (and with the CEO, three times his or her annual salary).

•
Engagement of an independent compensation consultant. Our Compensation Committee engages an independent compensation consultant, which provides no other services to the Company, to advise on executive and non-employee director compensation matters. The Compensation Committee has the exclusive authority to retain or terminate the compensation consultant.

•
Clawback policy. Under the terms of our Amended 2006 Plan and equity awards, we may recover incentive compensation paid to any executive pursuant to any compensation recovery policy adopted by the Board or the Compensation Committee, including in response to any requirements under the Exchange Act or any other applicable law or stock exchange listing standards.

•	No tax gross-ups. Our severance agreements with the NEOs do not contain any excise tax gross-ups.

•	No hedging or pledging. Our Corporate Governance Guidelines prohibit hedging transactions and pledging of our stock by our directors, officers and employees.

•
Use and Updating of Peer Group Companies. Our Compensation Committee uses a clearly defined set of peer group companies to aid it in setting and structuring compensation for our NEOs, which, in consultation with its compensation consultant, it periodically updates to reflect changes in the revenues, market capitalization, and business of us and our peers. Our peer group comprises 16 publicly traded companies in the medical device industry.

Consideration of Say-on-Pay Vote Results

At our annual meeting of stockholders held on June 10, 2014, over 96% of votes cast (which excludes broker non-votes) voted in favor of the proposal to approve an advisory resolution regarding the 2013 compensation program for our NEOs (“say-on-pay” vote). The Compensation Committee believes this result indicates a vast majority of our stockholders are satisfied with our executive compensation policies and decisions, and our executive compensation program aligns the interests of our named executive officers with the interests of our stockholders. The Compensation Committee considered the results of the 2014 say-on-pay vote in its overall evaluation of our compensation program, but such results did not impact the Compensation Committee’s decisions regarding determining executive compensation for 2014 or 2015. We will continue to consider the outcome of our “say-on-pay” vote results when determining future compensation policies and pay levels for our NEOs.

Determination of Compensation

Role of the Compensation Committee

The Compensation Committee has the primary authority to determine compensation for our NEOs. The Compensation Committee generally determines (i) base compensation for the NEOs for each fiscal year annually in the first quarter of such year and (ii) incentive compensation payments for the NEOs for each fiscal year annually in the first quarter following such year. The Compensation Committee considers the following in determining NEO compensation:

•
Competitive practices and the amounts and nature of compensation paid to executive officers of similarly sized companies in the medical device industry, the proportionate share of compensation related to base salary and incentive cash compensation categorized by quartiles, and the job responsibilities of the executive positions included in market surveys.

•	The CEO’s evaluation of each NEO, excluding himself, and his recommendations to the Compensation Committee regarding the compensation of each NEO, excluding himself.

•
For the compensation of the CEO, the Compensation Committee conducts a performance evaluation of the CEO, including consultation with other Board members, and reviews comparative data for CEOs of similarly sized companies in the medical device industry.

Role of the Compensation Consultant

In 2014, the Compensation Committee selected and retained the services of Pearl Meyer & Partners (“PM&P”), an independent executive compensation consulting firm, as its independent compensation consultant. PM&P did not provide any other services to the Company and worked with the Company’s management, as directed by the Compensation Committee, only on matters for which the Compensation Committee is responsible. The Compensation Committee assessed the independence of PM&P pursuant to SEC and NASDAQ rules and concluded that no conflict of interest existed that would prevent PM&P from serving as an independent compensation consultant to the Compensation Committee.

During 2014, PM&P provided significant input to the Compensation Committee in connection with the Compensation Committee’s review of the Company’s executive compensation program, including making recommendations on adjustments to the peer group companies used in developing the Company's compensation practices, performing the Company's peer group benchmarking analysis, providing analysis regarding the Company’s issuance of PSU, assisting in the preparation of revised severance agreements for the Company’s executive officers, and assisting with other issues in which independent advice was sought by the Compensation Committee.

Use of Peer Group and Other Market Data

An important component of setting and structuring compensation for our NEOs compares the total compensation of our NEOs with the compensation packages offered by other companies in the medical device industry. During 2014, PM&P collaborated with the Compensation Committee to establish a peer group of medical device industry peers (the “Peer Group”) that was used in evaluating the compensation of our NEOs in 2014. The Peer Group comprised 16 publicly traded companies in the medical device industry, with median annual revenue of $223 million and a median market cap of $792 million, each as of December 31, 2013. In 2014, the Compensation Committee used the Peer Group market compensation data compiled by PM&P, which market data was gathered from proxy statements of the Peer Group. The Peer Group market data included information on base salary, annual variable cash incentive payments, and long term incentives, such as PSU, RSU and stock option awards.

The Peer Group used in evaluating the compensation of our NEOs for 2014 comprised the following 16 companies:

ABIOMED, Inc. (ABMD)	Merit Medical Systems, Inc. (MMSI)
Alphatec Holdings, Inc. (ATEC)	NxStage Medical, Inc. (NXTM)
AngioDynamics, Inc. (ANGO)	Orthofix International N.V. (OFIX)
AtriCure, Inc. (ATRC)	Thoratec Corporation (THOR)
Atrion Corporation (ATRI)	Tornier N.V. (TRNX)
Cardiovascular Systems, Inc. (CSII)	Vascular Solutions, Inc. (VASC)
Endologix, Inc. (ELGX)	Volcano Corporation (VOLC)
HeartWare International, Inc. (HTWR)	Wright Medical Group, Inc. (WMGI)

The Committee relies heavily on Peer Group data for all NEOs other than the General Counsel.  Because few Peer Group companies report data for the general counsel position, the Committee may also review other surveys in the life sciences industry for the General Counsel.  The Committee does not consider the specific participants in the surveys to be a material factor in its review.

Actual pay for each NEO is strongly influenced by the performance of the executive over time and our annual performance. We strongly believe in retaining the best talent among our senior executive management team, which we believe creates value for our stockholders. We utilize the Peer Group data to compare executive compensation levels, and we target the aggregate value of our total compensation for our executive officers to be at or above the market median for companies in the Peer Group.

Elements of 2014 Executive Compensation

In 2014, the Company's compensation program consisted of the following key components:

•	Base salary;

•	Short-term performance-based cash incentive compensation;

•	Long-term equity-based incentive compensation, in the form of PSUs and RSUs;

•	Special 2014 year-end bonus awards;

•	Other compensation benefits, such as health and welfare benefits made generally available to our other employees, limited perquisites, and severance and change in control arrangements.

The Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, one objective of the Compensation Committee is to make a greater percentage of an NEO’s compensation performance-based, and therefore at-risk, because the NEOs’ positions and increased responsibility generally significantly influence Company performance and, as a result, the NEOs should bear a greater proportion of the risk that those goals are not achieved and should receive a greater proportion of the reward if objectives are met or surpassed.

As part of its annual review of target compensation relative to the Peer Group, the Compensation Committee reviews each NEO’s target total direct compensation. Of the components listed above, target total direct compensation consists of base salary, target value of short-term performance-based cash incentive compensation and the grant date fair value of PSUs and RSUs. Actual total direct compensation can vary, by year, based on the actual performance-based cash and equity incentive compensation earned and, for 2014, the value of the special 2014 year-end bonus earned for outstanding contributions made in connection with the acquisition and continuing integration of AngioScore and the acquisition of the Stellarex assets.

The overall mix of base salaries, annual target cash bonuses under the Performance Bonus Plan, and equity awards under our long-term equity incentive program as a percent of total compensation for our CEO and the other NEOs as a group for 2014 is provided below. The value of the PSUs and the RSUs represented is based on the grant date fair value of such awards. The percentage of PSUs in the overall mix is based on the annualized grant date fair value over the intended three-year grant period (i.e., the grant date fair value of PSUs divided by three years) since the 2014 PSUs were granted as “front-loaded” awards. The long-term value of the PSUs will be determined based on the Company’s performance, as measured by revenue growth and Adjusted EBITDA Margin (as discussed further below), during the three-year performance period of the PSUs.

Supplemental Compensation Table vs. Summary Compensation Table

The following Supplemental Compensation Table presents an alternative presentation of the compensation provided to our NEOs during 2014, as compared to the Summary Compensation Table. The Compensation Committee believes that stockholders may find this Supplemental Compensation Table useful because it provides greater insight into how the Compensation Committee determined the amount of PSU awards to grant to the NEOs in 2014 and how the Compensation Committee views the NEOs’ total compensation for 2014 and for the remainder of the three-year performance period of the 2014 PSUs. The Supplemental Compensation Table does not comply with SEC rules for the Summary Compensation Table. Stockholders should not view this supplemental table as a substitute for the Summary Compensation Table and should review this supplemental table together with the Summary Compensation Table and the other compensation tables and discussion contained herein.

The Supplemental Compensation Table shows the total compensation earned by the NEOs during 2014 when each NEO’s PSU award is divided by the three-year performance period. As shown in the table below in the “2014

Annualized Total” and “2014 Annualized Total vs. Reported Total” columns, each NEO’s total compensation for 2014 is significantly reduced when the amount of the PSU award is divided over the three-year performance period.

Supplemental Compensation Table for 2014

			Stock Awards			Non-Equity Incentive Plan Compen-sation
Named Executive Officer	Salary	Bonus (1)	Annual RSUs	Bonus Paid in RSUs (1)	2014 Portion of PSUs (2)		All Other Comp-ensa-tion	2014 Annualized Total	Total 2014 Compensation Reported in Summary Compensation Table	2014 Annualized Total vs. Reported Total
Scott Drake	$628,615	$338,000	$805,992	$133,967	$1,463,867	$458,325	$7,800	$3,836,566	$6,764,301	$(2,927,735)
Guy A. Childs	337,400	169,000	198,007	—	359,604	163,930	6,838	1,234,779	1,953,986	(719,207)
Shahriar Matin	298,449	150,000	151,990	—	276,060	145,500	11,964	1,033,963	1,586,084	(552,121)
Kimberly M. Bridges	260,000	130,000	120,008	—	203,404	126,100	—	839,512	1,246,319	(406,807)
Paul Gardon	260,985	131,000	111,995	—	203,404	127,070	7,800	842,254	1,249,061	(406,807)

(1)	Represents the special 2014 year-end bonus paid to the NEOs, which is discussed further below.

(2)	Represents the grant date fair value of the PSUs, divided by the three-year performance period. The Compensation Committee does not intend to grant any PSUs in 2015 or 2016.

Base Salary

We provide our NEOs with a base salary that is generally structured at or above the market median of the Peer Group. In 2014, the Compensation Committee also solicited input from the CEO as part of evaluating each NEO. In 2014, the Compensation Committee assessed the individual performance of each NEO and proposed base salaries for each. As part of evaluating NEO base salaries in 2014, the Compensation Committee also solicited feedback from other Board members.  Based on their performance evaluations, for 2014, Mr. Drake received a merit base salary increase of 5% and Mr. Childs, Mr. Matin and Mr. Gardon each received a merit base salary increase of 4%. Ms. Bridges did not receive a merit base salary increase in 2014 because she joined the Company in August 2013. In addition, Mr. Matin received an additional 8.2% salary increase for 2014 as a result of his promotion from Senior Vice President, Operations, Business Development and International to Chief Operating Officer in January 2014. Mr. Gardon received an additional 5.2% salary increase for 2014 to better align his salary with the median salary of executive officers with similar positions in the Company’s Peer Group and the life sciences industry. The base salaries for Mr. Drake and Mr. Childs remained constant for 2015. For 2015, Mr. Matin, Mr. Gardon and Ms. Bridges received base salary increases of 8%, 10% and 8.3%, respectively, in order to bring their base salaries closer to the median levels of executive officers in comparable positions in the Peer Group and the life sciences industry.

The following table shows the base salaries for our named executive officers as of March 1, 2013, 2014 and 2015 and the percentage increases between periods:

	March 1,		Percent	March 1,		Percent
	2013	2014	Change	2014	2015	Change
Scott Drake	$600,000	$630,000	5.0%	$630,000	$630,000	—%
Guy A. Childs	325,000	338,000	4.0%	338,000	338,000	—%
Shahriar Matin	267,485	300,000	12.2%	300,000	324,000	8.0%
Kimberly M. Bridges	—	260,000	N/A	260,000	281,658	8.3%
Paul Gardon	240,000	262,000	9.2%	262,000	288,200	10.0%

Short-Term Performance-Based Cash Incentive Program (“Performance Bonus Plan”)

We structure our compensation programs to reward NEOs based on our performance and the individual executive’s contribution to that performance. NEOs receive performance-based cash incentive compensation (i.e. bonus compensation) if certain specified corporate performance measures are achieved. In our 2014 Performance Bonus Plan, we continued including a “clawback” provision that provides we will seek to recover incentive compensation paid to any executive as required by the Dodd-Frank Act or any other “clawback” provision required by law or applicable stock exchange listing standards.

The Performance Bonus Plan comprises a variable cash component with threshold, target and maximum payouts based on the achievement of certain performance targets approved by the Compensation Committee at the beginning of each year. The Performance Bonus Plan includes pre-determined performance objectives approved by the Compensation Committee. The incentive targets for each of the NEOs range from 0% for performance below the threshold level to a maximum of 200% of target. In January 2014, the Compensation Committee determined the incentive targets, as a percentage of base salary, for each NEO. After reviewing Peer Group and other market data as well as considering each NEO’s performance, the Compensation Committee increased Mr. Drake’s incentive target from 60% to 75% of his base salary and maintained the incentive targets for the other NEOs at 50% of base salary. The incentive target for each NEO and the threshold, target and maximum annual bonus opportunity for each NEO under the 2014 Performance Bonus Plan are in the table below.

Named Executive Officer	Incentive Target (% of Base Salary)	Threshold	Target	Maximum
Scott Drake	75%	$236,250	$472,500	$945,000
Guy A. Childs	50%	84,500	169,000	338,000
Shahriar Matin	50%	75,000	150,000	300,000
Kimberly M. Bridges	50%	65,000	130,000	260,000
Paul Gardon	50%	65,500	131,000	262,000

In January 2014, the Compensation Committee approved the objectives for evaluating our performance and that of our executive officers, including the NEOs. The performance objectives and the weighting of each objective as a percentage of the annual cash bonus are as follows:

Objective	Weighting
Total Revenue	50%
Operating Income (Loss)(1)	10%
Gross Margin	20%
New Product Revenue	10%
Clinical Milestones	10%

(1)	Excludes costs for certain special items

The achievement of the performance objectives was assessed according to metrics expressed in terms of threshold, target and maximum goals. Each objective is measured separately, and payouts are earned and payable under the Performance Bonus Plan provisions based on the separate achievement of the objectives. In order for an NEO to earn any annual cash bonus under the 2014 Performance Bonus Plan, total revenue must meet the threshold amount.

In February 2015, the Compensation Committee determined the following as it related to Company performance against the objectives in the 2014 Performance Bonus Plan, which established the cash bonuses earned by each of the NEOs under the plan in 2014:

Objective	Achievement of Goals	% Achievement of Goals	Weighting	% Weighted Achievement of Goals
Total Revenue	Above Threshold, Below Target	92%	50%	41%
Operating Income (Loss)	Below Threshold	—%	10%	—%
Gross Margin	Above Target, Below Maximum	160%	20%	32%
New Product Revenue	At Target	100%	10%	10%
Clinical Milestones	Above Target, Below Maximum	140%	10%	14%

Incentive amounts to be paid under the Performance Bonus Plan may be reduced but not increased by the Compensation Committee in its sole discretion. No such adjustments were made in 2014. Payments under the Performance Bonus Plan are contingent upon continued employment, although bonus payments may be paid pursuant to the terms of severance agreements or in the event of death, disability, or other equitable circumstances based on actual performance to the targeted performance measures for each program.

Under the terms of the 2014 Performance Bonus Plan, the NEOs received a performance-based payout for having achieved the financial and milestone-based annual objectives at a weighted average of 97% of the target levels established by the Compensation Committee. Performance-based incentive cash compensation earned under the 2014 Performance Bonus Plan by each of the NEOs is summarized in the table below:

Named Executive Officer	2014 Incentive Plan Payments	As % of Target
Scott Drake	$458,325	97%
Guy A. Childs	163,930	97%
Shahriar Matin	145,500	97%
Kimberly M. Bridges	126,100	97%
Paul Gardon	127,070	97%

In aggregate, the bonus payments for the 2014 Performance Bonus Plan to the NEOs totaled $1,020,925, or 25% of the bonus pool distributed to all employees.

Long-Term Equity Incentive Program

We believe that equity ownership ties the level of an NEO’s compensation to the performance of our stock and stockholder gains and creates an incentive for sustained growth. Historically, equity awards to our NEOs have consisted of annual grants of time-vested RSUs and stock options. In 2014, after considering current market practice and peer group data and receiving advice from PM&P, the Compensation Committee modified the Company’s long-term equity incentive program to provide for grants of long-term, performance-based PSUs. The Compensation Committee introduced PSUs as an element of the equity award mix in order to reward the NEOs’ performance as measured against our long-term financial results, make a larger portion of the NEOs’ total compensation “at risk” and retain and motivate talented executive officers. The Compensation Committee believes that granting both PSUs and RSUs to the NEOs provides an appropriate mix of performance-based and time-based equity awards that is consistent with current market practice and serves to retain and motivate the NEOs. In June 2014, the Compensation Committee granted our NEOs a combination of PSUs and RSUs, as described further below.

Performance Stock Units

In June 2014, the Compensation Committee granted PSUs under the Amended 2006 Plan. The PSUs represent the right to receive a share of our common stock if certain performance goals are achieved in a specified time period. The performance period for the PSUs awarded to the NEOs in 2014 (the “2014 PSUs”) is from January 1, 2014 through December 31, 2016. For the 2014 PSUs, the primary performance metric is the Company’s three-year revenue compound annual growth rate (“CAGR”) and the secondary performance metric is Adjusted EBITDA Margin. Adjusted EBITDA Margin means the Company’s net income, less net interest income, plus income tax expense, depreciation, amortization and contingent consideration, plus or minus any special items preapproved by the Compensation Committee, divided by revenue. For the 2014 PSUs, Adjusted EBITDA Margin will be measured for the year ended December 31, 2016. The Compensation Committee selected revenue growth as the primary performance metric for the 2014 PSUs because the Compensation Committee believes that revenue growth is a key driver of stockholder value and earnings growth over time. The Company’s Adjusted EBITDA Margin was selected as the secondary performance metric for the 2014 PSUs because we believe it is the most relevant profitability metric for a company at our stage of growth.

The number of PSUs that vest and convert to shares of common stock can range from 0% to 250% of the number of PSUs awarded depending on the Company’s performance during the performance period. The Compensation Committee has assigned target, threshold and maximum values to the performance metrics. The threshold levels of both the revenue growth and the Adjusted EBITDA Margin performance metrics must be met in order for any shares to be issued under the PSU awards. The Compensation Committee will determine the number of PSUs earned as of the last day of the performance period by (i) measuring the revenue growth of the Company as specified in the PSU awards, which may correspond to a payout in shares of the Company’s common stock at a rate of 0% to 200% of target, and (ii) then applying the Adjusted EBITDA Margin multiplier, which may increase the PSU award by up to 25% or decrease the PSU award by up to 20%. Performance achievement between the threshold, target and maximum levels will be determined using straight line interpolation. The Compensation Committee will make a determination of the final payouts under the PSU awards in the first quarter of the year following the end of the performance period. The Compensation Committee may adjust targets or awards to account for unusual events, such as extraordinary transactions, asset purchases and dispositions, and mergers and acquisitions.

For the 2014 PSUs, 75% of the PSUs earned by each NEO vest at the end of the three-year performance period on December 31, 2016 and the remaining 25% of the PSUs for each NEO vest on December 31, 2017.

However, if the Company makes an acquisition during the third year of the performance period and such acquisition results in Adjusted EBITDA margin performance below the threshold level during the year following the completion of the performance period, then the remaining 25% of the 2014 PSUs will be forfeited. When the PSUs are earned and vested, they will be converted into shares of our common stock, subject to withholding for tax purposes.

Restricted Stock Units

In addition to receiving the PSUs described above, the NEOs also were granted RSUs in June 2014. The RSUs vest in four equal annual installments on the first, second, third and fourth anniversaries of the date of grant and will be settled in shares of common stock. The Compensation Committee intends to continue granting RSU awards to the NEOs on an annual basis if Company and NEO performance merit such awards. As a portion of a special 2014 year-end bonus discussed below, the Compensation Committee also granted to Mr. Drake an award of 3,873 RSUs, which vest in four years on December 17, 2018.

Determination of PSU and RSU Awards for 2014

Historically, we have granted equity awards to our NEOs annually, at a level the Compensation Committee considered to be competitive with standard market practice and in an amount consistent with both the performance of the Company and the NEO. During 2014, the Compensation Committee redesigned the Company’s long-term equity incentive program to include a greater proportion of performance-based equity awards and granted our NEOs long-term equity awards of performance-based PSUs and time-vested RSUs.

The Compensation Committee designed the 2014 PSUs to be “front-loaded” awards that grant the NEOs three times the amount of PSUs that they would receive in a year. The Compensation Committee decided to grant front-loaded PSUs to the NEOs that correlate to the three-year performance period. The Compensation Committee does not intend to grant any additional PSUs to the NEOs until the end of the three-year performance period. As a result of granting “front-loaded” 2014 PSUs, the value of the total long term equity incentive awards to NEOs in 2014 was higher than our customary equity awards granted on an annual basis, but are expected to be consistent with our equity grant practices over a three-year period. The RSU awards granted to the NEOs in 2014 were consistent with our customary annual equity awards to NEOs.

The table below shows (i) the number and grant date fair value of the RSUs and PSUs awarded to the NEOs in 2014 under our long-term equity incentive program, (ii) the total grant date fair value for all of the RSUs and PSUs granted in 2014 under our long-term equity incentive program, and (iii) the grant date fair value of such RSUs and PSUs on an annualized basis, taking into consideration that no PSUs are expected to be granted in 2015 or 2016. This annualized grant value represents the intended grant value for awards under our long-term equity incentive program for 2014. As shown in the table below, the 2014 annualized total long-term equity incentive grant value is substantially lower than the total grant value of the RSUs and PSUs awarded to the NEOs in 2014 under our long-term equity incentive program as reflected in the Summary Compensation Table.

	RSUs		Target PSUs		Total Grant Value (1)	2014 Annualized Grant Value (2)
Named Executive Officer	Number of RSUs	Grant Value (1)	Number of Target PSUs	Grant Value (1)
Scott Drake (3)	34,000	$805,992	187,435	$4,391,062	$5,197,054	$2,269,679
Guy A. Childs	8,451	198,007	46,044	1,078,811	1,276,818	557,611
Shahriar Matin	6,487	151,990	35,347	828,180	980,170	428,050
Kimberly M. Bridges	5,122	120,008	26,044	610,211	730,219	323,412
Paul Gardon	4,780	111,995	26,044	610,211	722,206	315,399

(1)	The grant date fair value was calculated based on our stock price of $23.43 per share as of the date of grant of the RSUs and PSUs on June 25, 2014.

(2)
Represents the sum of (i) the grant date fair value of the time-vested RSUs and (ii) the grant date fair value of the target PSUs divided by three. In 2014, the Compensation Committee granted three times the amount of PSUs that NEOs would receive in a year with the intention of not granting any additional PSUs to the NEOs until the end of the three-year performance period.

(3)	The RSU award received by Mr. Drake as a portion of his special 2014 year-end bonus, as described further below, is not included in this table.

Stock Option Awards

The Compensation Committee granted stock options to the executive officers in prior years but did not grant stock options to the executive officers in 2014 consistent with its decision to increase long-term performance- based compensation through the use of PSUs. The Compensation Committee may continue to grant stock options to executive officers upon commencement of employment with the Company based upon several factors, including, among others, the executive’s responsibilities, experience and the value of the stock option at the time of grant.

Special Bonus Awards

Under certain unusual circumstances, the Compensation Committee may grant bonus awards to executive officers of the Company in addition to the annual cash bonus made under the Performance Bonus Plan and the annual equity grants made under the Company’s long-term equity incentive program. In December 2014, the Compensation Committee determined that approximately 53 employees of the Company, including the NEOs, deserved a special 2014 year-end bonus in recognition of their outstanding contributions made in connection with the acquisition of AngioScore on June 30, 2014, the continuing integration of AngioScore, and the acquisition of the Stellarex assets, which was completed in January 2015. The aggregate cash paid to all 53 employees was approximately $1.9 million. The completion and integration of these acquisitions is expected to enhance the Company’s prospects for future growth. Mr. Drake received a special 2014 year-end bonus in the amount of approximately 75% of his base salary, half of which was paid in cash in the amount of $338,000 and half of which was paid in 3,873 RSUs, which vest in four years on December 17, 2018. Each of the other NEOs received a special 2014 year-end bonus in the amount of approximately 50% of such NEO’s base salary, which was paid entirely in cash. The Compensation Committee granted the following special 2014 year-end bonuses to the NEOs:

Named Executive Officer	Special 2014 Year-End Bonus
Scott Drake	$338,000 and 3,873 RSUs
Guy A. Childs	$169,000
Shahriar Matin	$150,000
Kimberly M. Bridges	$130,000
Paul Gardon	$131,000

Severance and Change in Control Agreements

We believe that providing our executives with specified benefits in the event of a termination of employment by us without “cause” or in the event of a “constructive termination” is consistent with competitive practices, helps us retain executives and maintain leadership stability. On January 6, 2015, we entered into Severance Agreements with each of the NEOs and certain other officers (the “Severance Agreements”). The Severance Agreements replace and supersede all prior agreements with the NEOs related to severance benefits. Under the Severance Agreement for Mr. Drake, if Mr. Drake has a Qualifying Termination (as defined in the

Severance Agreement), which is a termination of an executive’s employment by us without Cause (as defined in the Severance Agreement) or by the executive for Good Reason (as defined in the Severance Agreement), we will pay Mr. Drake a lump-sum cash payment (unless otherwise required under Section 409A of the Internal Revenue Code (the “Code”)) in an amount equal to two times his base salary in effect on the date of the Qualifying Termination. In addition, if the Qualifying Termination occurs within a Change of Control Period (as defined in the Severance Agreement), which includes the 18-month period following a Change of Control (as defined in the Severance Agreement) and, in certain cases, the six-month period prior to a Change of Control, we will pay Mr. Drake a lump-sum cash payment in an amount equal to his target annual cash bonus for the year in which the Qualifying Termination occurs.

Under the Severance Agreements for Mr. Childs and Mr. Matin, if the executive has a Qualifying Termination, we will pay such executive a lump-sum cash payment (unless otherwise required under Section 409A of the Code) in an amount equal to (i) his base salary in effect on the date of the Qualifying Termination and (ii) his target annual cash bonus for the year in which the Qualifying Termination occurs.

Under the Severance Agreements for Ms. Bridges and Mr. Gardon, if the executive has a Qualifying Termination, we will pay such executive a lump-sum cash payment (unless otherwise required under Section 409A of the Code) in an amount equal to his or her base salary in effect on the date of the Qualifying Termination. In addition, if the Qualifying Termination occurs within a Change of Control Period, the Company will pay such executive officer a lump-sum cash payment in an amount equal to his or her target annual cash bonus for the year in which the Qualifying Termination occurs.

All of the Severance Agreements provide that the Company will pay premium costs for health care coverage under COBRA for an executive through the earliest of (i) one year following the Qualifying Termination, (ii) the date that the executive becomes eligible for medical insurance coverage provided by another employer and (iii) the date that the executive is no longer eligible to receive such coverage under applicable law. Each Severance Agreement provides that, if severance payments provided to the executive would constitute “parachute payments” within the meaning of Section 280G of the Code, the payments will be reduced in order to avoid imposition of an excise tax under the Code only if the net after-tax amount of such parachute payment to the executive is less than 10% more than the net after-tax amount to such executive if such severance payments are reduced. In addition, each Severance Agreement is intended to comply with Section 409A of the Code.

The executive’s right to receive these severance payments is conditioned on his or her execution and non-revocation of a general release of claims in our favor. The Severance Agreements also provide that, during an executive’s employment with us and for one year following the termination of the executive’s employment, the executive will not compete with us or solicit our employees and customers, as set forth in the Severance Agreement. In addition, under the Severance Agreements, an executive is prohibited from making disparaging statements about us during such executive’s employment and following the termination of such employment.

Other Elements of Compensation and Perquisites

Medical Insurance.  We provide to each NEO, and the NEO’s spouse and children, health, dental and optical insurance, subject to their enrollment in those plans and payment of certain contributions from the NEO towards the costs of medical insurance. NEOs are eligible to participate in these plans on the same basis as our other employees.

Executive Officer Perquisites.   We do not provide our executive officers with any significant perquisites. We have on occasion paid directly or reimbursed relocation expenses for executive officers or, in the case of our Chief Executive Officer, provided a transportation benefit in the form of a car service in lieu of relocation.

Compensation Policies

Stock Ownership Policy. We have had stock ownership guidelines since 2008. It is our policy that all directors and officers should have a significant financial stake in us. To that end, non-employee directors must own our stock as a condition to continuing membership on the Board. Within three years of the anniversary of the earlier of the date on which a director is first appointed or elected to the Board, each director must own that number of shares of our common stock equal in value to three times the annual base cash retainer for service as a director, and thereafter each director must maintain that level of stock ownership throughout his or her tenure as a director.

For our officers, within four years of the anniversary of the date on which an officer is first appointed, (i) the Chief Executive Officer must own that number of shares of our common stock equal in value to three times his or her annual salary, (ii) each executive officer (other than the Chief Executive Officer) must own that number of shares of our common stock equal in value to at least his or her annual salary, and (iii) each non-executive officer must own that number of shares of our common stock equal in value to at least 50% of his or her annual salary. Thereafter, each officer must maintain that level of stock ownership throughout his or her tenure as an officer.

To satisfy these obligations, unless otherwise determined by the Compensation Committee, “annual salary” is the initial salary when any officer becomes subject to this policy, and “annual base cash retainer” is the retainer when the director joins the board. Shares held directly or in trust for the benefit of the officer or director or his or her immediate family member, and shares underlying RSUs or restricted stock awards subject to time vesting, or any combination, may be included in the aggregate number of shares held by a director or officer. Shares underlying stock options and PSUs are not included in the calculations.

Timing of Stock Option Grants. It has been our long-standing practice to set the exercise price for stock options at the closing trading price for our common stock on the date of grant. The Compensation Committee has the sole authority to make stock option grants to all executive officers. The Compensation Committee meets regularly and the grant date is established based on the date of Compensation Committee approval at these meetings. In 2013, the Compensation Committee delegated to any two of the CEO, CFO or Senior Vice President of Global Human Resources the review and approval of option grants to non-executive officer new hires and to non-executive officer employees following his or her promotion, within certain pre-determined guidelines. The per share exercise price of each stock option granted under these delegations of authority is the fair market value of a share of common stock on the last trading day of the month in which a new hire or promotion occurs.

Hedging and Pledging. Our Corporate Governance Guidelines contain restrictions on equity transactions, including no cash buyout of underwater options and prohibitions on hedging transactions and pledging of our stock by our directors, officers and employees.

Clawback Policy. Under the terms of our Amended 2006 Plan and equity award agreements, equity awards may be subject to forfeiture, recovery by us or any other action pursuant to any compensation recovery policy adopted by the Board or the Compensation Committee, including in response to any requirements under the Exchange Act or any other applicable law or stock exchange listing standards.

Tax and Accounting Considerations

Limitation on Deductibility of Executive Compensation.  Section 162(m) of the Code limits the deductibility of compensation paid to a public company’s Chief Executive Officer and three other most highly compensated executive officers employed at the end of the year (other than the Chief Financial Officer). To qualify for deductibility under Section 162(m), compensation over $1,000,000 paid to these executive officers during any fiscal year generally must be “performance-based” compensation as determined under Section 162(m). Compensation generally qualifies as performance-based, if among other requirements, it is payable only upon the attainment of pre-established, objective performance criteria based on performance goals approved by our stockholders, and the committee of our Board that establishes and certifies the attainment of such goals consists only of “outside directors.” All members of our Compensation Committee qualify as outside directors.

The Compensation Committee’s policy takes into account Section 162(m) of the Code in establishing the compensation of our executive officers to preserve deductibility to the greatest extent possible. The deductibility of some types of compensation payments can depend upon the timing of the vesting or an executive’s exercise of previously granted awards. Interpretations of, and changes in, applicable tax laws and regulations and other factors beyond our control can also affect deductibility of compensation. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers competitively and in a manner commensurate with performance. The Compensation Committee may therefore award compensation to our executive officers that is not fully deductible if it determines such compensation is consistent with our compensation philosophy and is in our and our stockholders’ best interests.

Internal Revenue Code Section 409A.  The Compensation Committee also endeavors to structure executive officers’ compensation to be either compliant with, or exempt from, Code Section 409A, which provisions may impose significant additional taxes on non-conforming, nonqualified deferred compensation (including certain equity awards, severance, incentive compensation, traditional deferred compensation and other payments).

Accounting.   Accounting principles generally accepted in the United States of America require us to recognize an expense for the fair value of equity-based compensation awards, and we account for grants of awards under our Amended 2006 Plan accordingly. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially for decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of our Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis in this Proxy Statement with management. Based on the Compensation Committee’s review of, and the discussions with management regarding, the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

Compensation Committee members:

Daniel A. Pelak, Chairman
William C. Jennings
Maria Sainz

COMPENSATION RISK MANAGEMENT

Our overall compensation program is designed to provide all employees, including our named executive officers, with a mix of incentive plans that focus on long-term and short-term financial and operational performance to align their interests with those of our stockholders without encouraging unnecessary or excessive risks. The following elements of the program are designed to discourage such risk taking behavior: (i) our executive officers receive performance-based compensation, and payments under the annual incentive-based bonus plan for our executive officers are based on pre-determined performance objectives approved by the Compensation Committee, (ii) we impose caps on the maximum incentive bonuses that may be awarded to an executive officer, (iii) long-term equity awards emphasize long-term value creation and generally vest over a four year period, (iv) we create a balance of short-term and long-term incentives through a mix of annual cash bonus awards and long-term equity awards, (v) we generally set salary structures and annual incentive targets that are at or above the market median for our Peer Group, and (vi) to align the interests of our management and stockholders, our executive officers are required over time to hold common stock with a value equal to their annual salary (and with the CEO, three times his or her annual salary).

We believe that our compensation program appropriately balances risks and the achievement of long-term and short-term goals, and that it is not reasonably likely to have a material adverse effect on our business.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our NEOs for all services rendered in all capacities to us for the years ended December 31, 2014, 2013 and 2012. The NEOs are our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated persons who were serving as executive officers as of December 31, 2014 ranked by their total compensation.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compen-sation (5)	Total
Scott Drake	2014	$628,615	$338,000	$5,331,561	$—	$458,325	$7,800	$6,764,301
President and Chief Executive Officer	2013	596,911	—	728,675	1,079,198	498,022	47,041	2,949,847
	2012	525,962	—	—	581,400	442,337	74,522	1,624,221

Guy A. Childs	2014	$337,400	$169,000	$1,276,818	$—	$163,930	$6,838	$1,953,986
Chief Financial Officer	2013	316,182	—	188,199	278,727	224,802	11,610	1,019,520
	2012	279,799	31,809	—	320,253	197,625	2,822	832,308

Shahriar Matin	2014	$298,499	$150,000	$980,171	$—	$145,500	$11,964	$1,586,134
Chief Operating Officer	2013	265,606	—	174,996	259,152	185,019	15,478	900,251
	2012	256,414	—	—	183,001	180,768	5,740	625,923

Kimberly M. Bridges	2014	$260,000	$130,000	$730,219	$—	$126,100	$—	$1,246,319
Senior Vice President, Sales and Marketing, Vascular Intervention (6)	2013	76,000	100,000	—	464,830	61,097	—	701,927

Paul Gardon	2014	$260,985	$131,000	$722,206	$—	$127,070	$7,800	$1,249,061
Senior Vice President, General Counsel (7)	2013	238,942	—	104,223	154,340	166,008	8,258	671,771
	2012	181,923	—	—	312,505	79,847	10,422	$584,697

(1)
In addition to the bonuses earned under the Performance Bonus Plan, in 2014, the NEOs earned a special 2014 year-end bonus related to the acquisitions of AngioScore and Stellarex, as further described in the “Compensation Discussion and Analysis” in this Proxy Statement. In 2013, Ms. Bridges received a new hire bonus of $100,000. In 2012, Mr. Childs received a 20 Year Service Award consisting of an all-expenses paid trip for him and his family. The amount includes a tax gross up of $12,085.

(2)
The amounts shown represent the grant date fair value of restricted stock units (“RSUs”) and performance stock units (“PSUs”) granted to the NEOs as part of our long-term equity incentive program. The RSUs vest over a four year period and vest 25% on each anniversary of the grant date. A description of the performance targets and vesting of the PSUs are described in the “Compensation Discussion and Analysis” in this Proxy Statement. For the 2014 PSUs, the amounts shown represent the following values that are based on achievement of 100% of the target performance: Mr. Drake, $4,391,602; Mr. Childs, $1,078,811; Mr. Matin, $828,180; Mr. Gardon, $610,211; and Ms. Bridges, $610,211. Assuming achievement of the maximum 250% of target performance, the value of the PSUs would be: Mr. Drake, $10,979,005; Mr. Childs, $2,697,027; Mr. Matin, $2,070,451; Mr. Gardon, $1,525,527; and Ms. Bridges, $1,525,527.

(3)
The amounts shown do not reflect compensation actually received by the NEO. The amounts shown represent the grant date fair value of options granted during the years 2013 and 2012. The grant date fair value of each share option award was estimated on the date of grant using the Black-Scholes pricing model. Assumptions used in the calculation of the amounts reported in this column are included in Note 9 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(4)
The amounts shown represent cash payments made to each of our NEOs under our Performance Bonus Plan, which is further described in the “Compensation Discussion and Analysis” in this Proxy Statement. The amounts disclosed represent the actual bonuses earned for 2014, 2013 and 2012 performance which were paid in February 2015, February 2014 and March 2013, respectively.

(5)
It is not our practice to provide executive officers with any meaningful perquisites. We have, however, on occasion paid directly or reimbursed relocation expenses for one or more executive officers, which may include the movement of household goods, temporary housing, costs associated with the sale of a personal residence and income taxes associated with these costs. The amounts shown consist of our incremental cost for the provision to the NEOs of perquisites and other specified compensation elements during 2014:

Named Executive Officer	401(k) Match (a)	Vacation Payout (b)	Total
Scott Drake (c)	$7,800	$—	$7,800
Guy A. Childs	6,838	—	6,838
Shahriar Matin	7,349	4,615	11,964
Kimberly M. Bridges	—	—	—
Paul Gardon	7,800	—	7,800

(a) Our 401(k) matching contributions are provided to our NEOs on the same basis as that provided to all other U.S. employees.

(b) Amount represents vacation earned but not taken, pursuant to Company policy that allows employees to receive a payout related to vacation earned, but not taken. Except upon termination of employment, the payout can only be made to the extent of actual vacation taken in the last 12 months, provided the payout does not exceed 80 hours.

(6)
In August 2013, we hired Ms. Bridges as Senior Vice President, Sales and Marketing, Vascular Intervention. The salary shown is the actual amount paid of her annual base salary of $260,000. Ms. Bridges also received a new hire bonus of $100,000 and 50,000 stock options. The payout to Ms. Bridges under our 2013 Performance Bonus Plan was pro-rated based on the number of days worked during 2013.

(7)
In February 2012, we hired Mr. Gardon as Vice President, Deputy General Counsel. The salary shown is the actual amount paid of his then annual base salary of $215,000. Mr. Gardon also received 50,000 stock options as a new hire. The payout to Mr. Gardon under our 2012 Performance Bonus Plan was pro-rated based on the number of days worked during 2012.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our NEOs for the year ended December 31, 2014.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of stock or units	Grant Date Fair Value of Stock and Option Awards
Name	Plan	Grant Date	Threshold $	Target $	Maximum $	Threshold shares	Target shares	Maximum shares
Scott Drake	(1)		$236,250	$472,500	$945,000	—	—	—	—	$—
	(2)	6/25/14	—	—	—	74,974	187,435	468,588	—	4,391,602
	(3)	6/25/14	—	—	—	—	—	—	34,400	805,992
	(4)	12/17/14							3,873	133,967
Guy A. Childs	(1)		84,500	169,000	338,000	—	—	—	—	—
	(2)	6/25/14	—	—	—	18,418	46,044	115,110	—	1,078,811
	(3)	6/25/14	—	—	—	—	—	—	8,451	198,007
Shahriar Matin	(1)		75,000	150,000	300,000	—	—	—	—	—
	(2)	6/25/14	—	—	—	14,139	35,347	88,368	—	828,180
	(3)	6/25/14	—	—	—	—	—	—	6,487	151,990
Kimberly M. Bridges	(1)		65,000	130,000	260,000	—	—	—	—	—
	(2)	6/25/14	—	—	—	10,418	26,044	65,110	—	610,211
	(3)	6/25/14	—	—	—	—	—	—	5,122	120,008
Paul Gardon	(1)		65,500	131,000	262,000	—	—	—	—	—
	(2)	6/25/14	—	—	—	10,418	26,044	65,110	—	610,211
	(3)	6/25/14	—	—	—	—	—	—	4,780	111,995

(1)
The amounts shown represent potential value of performance bonus awards under our 2014 Performance Bonus Plan for each of our NEOs. For 2014, the Compensation Committee approved an incentive bonus plan tied to our attainment of specific performance objectives for which threshold, target and maximum levels were established. The actual cash bonus paid to each of the NEOs for 2014 is set forth in the Summary Compensation Table. Please also see “Compensation Discussion and Analysis” for more details regarding the 2014 Performance Bonus Plan.

(2)
The number of PSUs that vest and convert to shares of common stock can range from 0% to 250% of the number of PSUs awarded depending on the Company’s performance during the performance period. The Compensation Committee has assigned target, threshold and maximum values to the performance metrics. We granted the 2014 PSUs under the Amended 2006 Plan to the NEOs as part of the Company’s long-term equity incentive program. The dollar value of the PSUs shown represents the grant date fair value based on at-target performance using the market price of the Company’s common stock on the date of grant, or $23.43. Please also see “Compensation Discussion and Analysis” for more details regarding the 2014 PSUs.

(3)
We granted these RSUs under the Amended 2006 Plan to the NEOs as part of the Company’s long-term equity incentive program. The RSUs vest over a four year period and vest 25% on each anniversary of the grant date. On each anniversary, the vested portion of the RSUs is paid to the NEO in common stock of the Company. The dollar value of the RSUs shown represents the grant date fair value based on the market price of the Company’s common stock on the date of grant.

(4)
Mr. Drake received a special 2014 year-end bonus in the amount of approximately 75% of his base salary, half of which was paid in cash in the amount of $338,000 and half of which was paid in 3,873 RSUs, which vest in four years on December 17, 2018.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our NEOs at December 31, 2014.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Scott Drake	8/10/11	—	—	$—	—	12,500	$432,250	—	$—	(1)
	8/10/11	250,683	66,667	5.63	8/10/21	—	—	—	—	(2)
	5/31/12	62,500	37,500	9.87	5/31/22	—	—	—	—	(3)
	7/10/13	31,063	68,340	18.44	7/10/23	—	—	—	—	(3)
	7/10/13	—	—	—	—	29,637	1,024,847	—	—	(5)
	6/25/14	—	—	—	—	34,400	1,189,552	—	—	(5)
	6/25/14	—	—	—	—	—	—	187,435	6,481,502	(7)
	12/17/14	—	—	—	—	3,873	133,928	—	—	(8)
Guy A. Childs	6/1/10	38,093	—	5.76	6/1/20	—	—	—	—	(3)
	4/15/11	23,450	3,350	4.93	4/15/21	—	—	—	—	(3)
	5/31/12	34,427	20,656	9.87	5/31/22	—	—	—	—	(3)
	7/10/13	8,023	17,650	18.44	7/10/23	—	—	—	—	(3)
	4/15/11	—	—	—	—	6,700	231,686	—	—	(5)
	7/10/13	—	—	—	—	7,654	264,675	—	—	(5)
	6/25/14	—	—	—	—	8,451	292,236	—	—	(5)
	6/25/14	—	—	—	—	—	—	46,044	1,592,202	(7)

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Shahriar Matin	4/17/07	50,000	—	$10.90	4/17/17	—	$—	—	$—	(3)
	6/17/08	25,000	—	10.51	6/17/18	—	—	—	—	(3)
	12/8/08	55,000	—	2.74	12/8/18	—	—	—	—	(4)
	6/1/10	84,794	—	5.76	6/1/20	—	—	—	—	(3)
	4/15/11	15,312	2,188	4.93	4/15/21	—	—	—	—	(3)
	5/31/12	19,672	11,804	9.87	5/31/22	—	—	—	—	(3)
	7/10/13	7,459	16,411	18.44	7/10/23	—	—	—	—	(3)
	4/15/11	—	—	—	—	4,375	151,288	—	—	(5)
	7/10/13	—	—	—	—	7,117	246,106	—	—	(5)
	6/25/14	—	—	—	—	6,487	224,320	—	—	(5)
	6/25/14	—	—	—	—	—	—	35,347	1,222,299	(7)
Kimberly M. Bridges	8/30/13	5,243	34,375	15.79	8/30/23	—	—	—	—	(6)
	6/25/14	—	—	—	—	5,122	177,119	—	—	(5)
	6/25/14	—	—	—	—	—	—	26,044	900,602	(7)
Paul Gardon	2/21/12	34,375	15,625	8.13	2/21/22	—	—	—	—	(6)
	5/31/12	7,402	4,441	9.87	5/31/22	—	—	—	—	(3)
	7/10/13	4,442	9,774	18.44	7/10/23	—	—	—	—	(3)
	7/10/13	—	—	—	—	4,239	146,585	—	—	(5)
	6/25/14	—	—	—	—	4,780	165,292	—	—	(5)
	6/25/14	—	—	—	—	—	—	26,044	900,602	(7)

(1)
These RSUs were granted pursuant to the terms of the Amended 2006 Plan and Mr. Drake’s Employment Agreement. The RSUs vest over a four year period and vest 25% on each anniversary of the grant date. The market value of the RSUs shown is calculated based on the closing price of our common stock at December 31, 2014, or $34.58 per share.

(2)
These options were granted pursuant to the terms of the Amended 2006 Plan and Mr. Drake’s Employment Agreement. These options vest (a) if and when the average of the closing trading prices of a share of stock for a period of ten consecutive trading days equals or exceeds $10.00 per share, and (b) in the event the $10.00 per share performance target is met, in equal monthly installments over the four year period commencing on the August 10, 2011 grant date. The $10.00 per share performance target was met in March 2012. The options have a term of 10 years from the date of grant.

(3)
These options were granted pursuant to the terms of the Amended 2006 Plan. The options have a vesting period of four years with 25% vesting on the first anniversary of the grant date and 6.25% vesting each calendar quarter thereafter.

(4)
In December 2008, we granted a total of 997,000 performance-based stock options to all levels of management and certain key employees. These options have an exercise price of $2.74 per share, the closing sale price of our common stock on December 8, 2008, and vest upon the achievement of a $9 share price, based on a 10-day average closing price of our common stock. The $9 share price was achieved in March 2012, and the stock options were fully vested in December 2012.

(5)
These RSUs were granted pursuant to the terms of the Amended 2006 Plan. The RSUs have a vesting period of four years with 25% vesting on each anniversary of the grant date. The market value of the RSUs shown is calculated based on the closing price of our common stock at December 31, 2014, or $34.58 per share.

(6)
These options were granted pursuant to the terms of the Amended 2006 Plan upon Ms. Bridges’ and Mr. Gardon’s start of employment. The options have a vesting period of four years with 25% vesting on the first anniversary of the grant date and 6.25% vesting each calendar quarter thereafter.

(7)
These PSUs were granted pursuant to the terms of the Amended 2006 Plan. The number of PSUs that vest and convert to shares of common stock can range from 0% to 250% of the number of PSUs awarded depending on the Company’s performance during the performance period. The number of PSUs shown represents the at-target amount, and the market value of the PSUs shown is calculated based on the closing price of our common stock at December 31, 2014, or $34.58 per share.

(8)
Mr. Drake received a special 2014 year-end bonus in the amount of approximately 75% of his base salary, half of which was paid in cash in the amount of $338,000 and half of which was paid in 3,873 RSUs, which vest in four years on December 17, 2018.

Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of RSUs for each of our NEOs for the year ended December 31, 2014.

	Option Awards		Restricted Stock Units
Name	Number of Securities Acquired on Exercise	Value Realized on Exercise(1)	Number of Securities Acquired upon Vesting (2)	Value Realized upon Vesting(3)
Scott Drake (1)	82,650	$2,195,756	22,379	$574,598
Guy A. Childs (1)	50,000	1,152,568	12,177	278,504
Shahriar Matin	—	—	9,248	211,163
Kimberly M. Bridges (1)	10,382	140,973	—	—
Paul Gardon	—	—	1,413	33,304

(1)	Represents the difference between the market price of a share of common stock on the date of exercise, less the exercise price per share so exercised, multiplied by the number of shares acquired upon exercise. Mr. Drake exercised 80,000 options and sold the shares acquired in accordance with his 10b5-1 trading plan dated August 27, 2014; he exercised the remaining 2,650 options for gifts to charitable foundations. Mr. Childs exercised these options and sold the shares acquired in accordance with his 10b5-1 trading plan dated May 13, 2013.

(2)
The following NEOs surrendered shares to cover taxes due upon vesting of these RSUs: Mr. Drake surrendered 10,423 of 22,379 shares; Mr. Childs surrendered 4,265 of 12,177 shares; Mr. Matin surrendered 2,956 of 9,248 shares; and Mr. Gardon surrendered 45 of 1,413 shares.

(3)	Represents the market price of a share of common stock on the date of vesting of the RSUs, multiplied by the number of shares acquired upon vesting.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
AND CHANGE IN CONTROL ARRANGEMENTS

In July 2011, Mr. Drake entered into an employment agreement, effective as of August 10, 2011 (the “Employment Agreement”). The Employment Agreement, which included a signing bonus of $60,000, provides that Mr. Drake will be paid an annual base salary of $500,000, subject to further increases by the Board, and will be entitled to earn an annual cash bonus of 60% of Mr. Drake’s then annual base salary at target performance, based upon the achievement of annual performance objectives set by the Compensation Committee at the beginning of each year. In May 2012, Mr. Drake’s base salary was increased to $527,000 per annum, effective January 1, 2012. In February 2013, Mr. Drake’s base salary was increased to $600,000 per annum, effective January 1, 2013. In January 2014, Mr. Drake’s base salary was increased to $630,000 per annum, effective January 1, 2014. The Employment Agreement provides that Mr. Drake’s employment is for an unspecified duration and constitutes “at will” employment.

On January 6, 2015, we entered into a severance agreement with Mr. Drake that supersedes the severance agreement included in his Employment Agreement. Under the severance agreement, if Mr. Drake has a “Qualifying Termination,” which is a termination of Mr. Drake’s employment by the Company without “Cause” (as defined in the severance agreement) or by Mr. Drake for “Good Reason” (as defined in the severance agreement), we will pay Mr. Drake a lump-sum cash payment in an amount equal to two times his base salary in effect on the date of the Qualifying Termination. In addition, if the Qualifying Termination occurs within a “Change of Control Period,” which includes the 18-month period following a “Change of Control” (as defined in the severance agreement) and, in certain cases, the six-month period prior to a Change of Control, the Company will pay Mr. Drake a lump-sum cash payment in an amount equal to his target annual cash bonus for the year in which the Qualifying Termination occurs.

Under the Employment Agreement, Mr. Drake was provided with (i) an award of 50,000 RSUs, 25% of which vest on each of the first, second, third and fourth anniversaries of the August 10, 2011 grant date, and (ii) an option to purchase 400,000 shares of our common stock at an exercise price of $5.63 per share, the closing sale price of our common stock on August 10, 2011. The options vest (a) if and when the average of the closing trading prices of a share of stock for a period of 10 consecutive trading days equals or exceeds $10.00 per share (the “$10.00 Option Performance Target”), and (b) in the event the $10.00 Option Performance Target is met, in equal monthly installments over the four year period commencing on the August 10, 2011 grant date. The $10.00 Option Performance Target was met in March 2012.

During Mr. Drake’s employment and for one year following termination, he is prohibited from competing with us and soliciting our employees and customers to the extent set forth in the Employment Agreement.

On January 6, 2015, we entered into severance agreements with certain executives of the Company, including Mr. Childs, Mr. Matin, Ms. Bridges, and Mr. Gardon. The severance agreements supersede and replace any prior severance agreements entered into between us and the executive.

Under the severance agreements for Mr. Childs and Mr. Matin, if the executive has a “Qualifying Termination,” (as defined in the severance agreement) we will pay such executive a lump-sum cash payment in an amount equal to (i) his base salary in effect on the date of the Qualifying Termination and (ii) his target annual cash bonus for the year in which the Qualifying Termination occurs.

Under the severance agreements for the executives, except for Messrs. Drake, Childs and Matin, if the executive has a “Qualifying Termination” (as defined in the severance agreement), we will pay such executive a lump-sum cash payment in an amount equal to his or her base salary in effect on the date of the Qualifying Termination. In addition, if the Qualifying Termination occurs within a “Change of Control Period,” (as defined in the severance agreement) we will pay such executive officer a lump-sum cash payment in an amount equal to his or her target annual cash bonus for the year in which the Qualifying Termination occurs.

All of the severance agreements provide that we will pay premium costs for health care coverage under COBRA for an executive through the earliest of (i) one year following the Qualifying Termination, (ii) the date that the executive becomes eligible for medical insurance coverage provided by another employer and (iii) the date that the executive is no longer eligible to receive such coverage under applicable law.

Each severance agreement provides that, if severance payments provided to the executive would constitute “parachute payments” within the meaning of Section 280G of the Code, the payments will be reduced in order to avoid imposition of an excise tax under the Code only if the net after-tax amount of such parachute payment to the executive is less than 10% more than the net after-tax amount to such executive if such severance payments are reduced. In addition, each severance agreement is intended to comply with Section 409A of the Code.

The severance agreements require an executive to execute, and not revoke, a release of claims against us in order to receive any severance payments. The severance agreements also provide that, during an executive’s employment with us and for one year following the termination of the executive’s employment, the executive will not compete with us or solicit our employees and customers. In addition, under the severance agreements, an executive is prohibited from making disparaging statements about us during such executive’s employment and following the termination of such employment.

We also enter into indemnification agreements with our executive officers.

Our equity plans provide that all unvested stock options, RSUs, and PSUs vest if a change in control of the Company occurs and the successor corporation does not assume the option, RSU, or PSU or substitute an equivalent right for the option, RSU, or PSU. Under the Amended 2006 Plan, if the successor corporation assumes the stock option, RSU, or PSU or substitutes an equivalent right, then no such acceleration applies. The Amended 2006 Plan provides that if a change in control occurs and a participant’s awards are converted, assumed, or replaced, and the participant, within two years of the change in control, either (A) is terminated other than for Cause or (B) terminates employment for Good Reason, the awards converted, assumed, or replaced shall become fully exercisable and all forfeiture restrictions on such awards lapse. The terms “Cause” and “Good Reason” have the meanings in the participant’s award agreements or severance, employment, or other written agreement with us.

Set forth below are (i) the amounts that would be payable to our NEOs upon the occurrence of any of the termination or change in control events listed below, assuming that such event occurred on December 31, 2014 and (ii) the value of any unvested equity awards for the NEOs that would vest upon the occurrence of any of the events listed below, based on the closing price of our common stock as of December 31, 2014, or $34.58 per share.

Potential Payments Upon Termination of Employment or Change in Control as of December 31, 2014

Name and Triggering Event (1)	Lump Sum Severance Payment	Bonus	Value of Unvested Options	Value of Unvested RSUs	Value of Unvested PSUs	Total
Scott Drake
Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—	$—
Termination without Cause or for Good Reason (2)	630,000	472,500	—	—	—	1,102,500
Termination without Cause or for Good Reason after Change of Control (3)	630,000	472,500	3,959,642	2,780,578	—	7,842,720
Change in Control without Assumption of Equity Awards (4)	—	—	3,959,642	2,780,578	—	6,740,220
Guy A. Childs
Voluntary Termination or Termination for Cause	—	—	—	—	—	—
Termination without Cause or for Good Reason (2)	338,000	169,000	—	—	—	507,000
Termination without Cause or for Good Reason after Change of Control (3)	338,000	169,000	894,608	788,597	—	2,190,205
Change in Control without Assumption of Equity Awards (4)	—	—	894,608	788,597	—	1,683,205
Shahriar Matin
Voluntary Termination or Termination for Cause	—	—	—	—	—	—
Termination without Cause or for Good Reason (2)	300,000	150,000	—	—	—	450,000
Termination without Cause or for Good Reason after Change of Control (3)	300,000	150,000	621,425	621,714	—	1,693,139
Change in Control without Assumption of Equity Awards (4)	—	—	621,425	621,714	—	1,243,139
Kimberly M. Bridges
Voluntary Termination or Termination for Cause	—	—	—	—	—	—
Termination without Cause or for Good Reason (2)	130,000	130,000	—	—	—	260,000
Termination without Cause or for Good Reason after Change of Control (3)	130,000	130,000	645,906	177,119	—	1,083,025
Change in Control without Assumption of Equity Awards (4)	—	—	645,906	177,119	—	823,025
Paul Gardon
Voluntary Termination or Termination for Cause	—	—	—	—	—	—
Termination without Cause or for Good Reason (2)	131,000	131,000	—	—	—	262,000
Termination without Cause or for Good Reason after Change of Control (3)	131,000	131,000	680,771	311,877	—	1,254,648
Change in Control without Assumption of Equity Awards (4)	—	—	680,771	311,877	—	992,648
____________

(1)
The amounts in this table are calculated as of December 31, 2014 pursuant to the terms of the employment agreements, severance agreements, equity award agreements and equity plans that were in effect as of

December 31, 2014. We entered into a new severance agreement with each NEO on January 6, 2015. The terms of those severance agreements are not reflected in this table. For information on the new severance agreements, see “Employment Contracts, Termination of Employment and Change in Control Arrangements” above.

(2)	The terms “Cause” and “Good Reason” are as defined in the NEO’s employment agreement, severance agreement or equity award agreement, as applicable.

(3)
The amounts in this row with respect to cash severance are based on the assumption that on December 31, 2014, a change of control occurred and after such change of control the NEO’s employment was terminated without Cause by us or for Good Reason by the NEO. Under the NEO’s employment agreement or severance agreement, as applicable, the NEO is eligible to receive cash severance benefits if the NEO’s employment was terminated without Cause or the NEO terminated his or her employment for Good Reason, in each case during a period specified in the agreement. The amounts in this row with respect to equity awards are based on the assumption that on December 31, 2014 a change in control occurred, the equity awards were assumed in connection with the change in control, and the NEO’s employment was terminated without Cause or the NEO terminated his or her employment for Good Reason within two years after the change in control. Under the Amended 2006 Plan, if a change in control occurs and a participant’s awards are converted, assumed, or replaced, and the participant, within two years of the date of the change in control, either (A) is terminated other than for Cause or (B) terminates employment for Good Reason, the awards converted, assumed, or replaced become fully exercisable and all forfeiture restrictions on such awards lapse. Under the terms of the award agreements for the 2014 PSUs, no PSUs would vest as of December 31, 2014 because the threshold performance level in the case of a change in control was not achieved.

(4)
The amounts in this row are based on the assumption that a change in control occurred on December 31, 2014, the equity awards were not converted, assumed or replaced in connection with the change in control, and the NEO’s employment continued after such date. Under the Amended 2006 Plan, all unvested stock options, RSUs and PSUs vest in the event of a change in control of the Company if the successor corporation does not convert, assume or replace the option, RSU or PSU. Under the terms of the award agreements for the 2014 PSUs, no PSUs would vest as of December 31, 2014 because the threshold performance level in the case of a change in control was not achieved.

DIRECTOR COMPENSATION

General.   Since 2010, the Compensation Committee of the Board has retained PM&P, a compensation consulting firm, to review and advise the Board regarding director compensation. PM&P’s analysis and advice includes that firm’s substantial database published annually as the National Association of Corporate Directors (NACD), Director Compensation Report, and market data on business organizations that are appropriate comparators, the complexity of assignments that directors face, and other factors. Based upon the advice of PM&P and the recommendation of the Compensation Committee, the Board approved, effective January 1, 2014, as applicable, changes in director cash compensation, as more fully set forth below.

Board Fees and Other Arrangements.  Cash compensation comprises an annual retainer, which is payable quarterly, and a per meeting fee. In 2014, all non-employee directors received an annual retainer of $30,000, payable quarterly, in addition to Board meeting fees of $500, $1,000, and $1,500 paid for special, telephonic and in-person meetings, respectively.

The Chairman of the Board receives an additional annual fee of $70,000, which brings the total cash retainer paid to our independent Chairman to $100,000 annually, exclusive of Committee retainers and fees. The Chairman’s fee is paid quarterly when other director fees are paid and is in addition to any other fees or compensation payable to our non-employee directors.

Board members are also reimbursed for expenses associated with their attendance at Board meetings and committee meetings. Further, our Corporate Governance Guidelines encourage directors to identify and participate in education programs to assist them in performing their responsibilities as directors. Directors are paid $2,500 for one day of continuing director education per year, or $1,500 for such continuing education, if the continuing education program is scheduled to occur at a time and location that is generally concurrent with a Board meeting.

We also enter into indemnification agreements with our directors.

Committee Fees. Effective October 1, 2010, the Board approved an annual retainer of $5,000 for each member of the Audit Committee and an additional $10,000 to the Audit Committee Chairperson. Effective January 1, 2014, the Board also approved an annual retainer of $5,000 for each member of the Compensation Committee, and an additional $10,000 to the Compensation Committee Chairperson. Effective January 1, 2014, the Board approved an annual retainer of $2,500 to each member of the Nominating and Corporate Governance Committee and an additional $5,000 to the Nominating and Corporate Governance Committee Chairperson. Effective January 1, 2013, the Board approved an annual fee of $10,000 to the Compliance Committee Chairperson. Effective January 1, 2014, the Board approved an annual retainer of $5,000 to each member of the Compliance Committee. Committee members are also paid meeting fees of $500 and $1,000 for telephonic and in-person meetings, respectively.

Equity Compensation.  Non-employee directors are eligible to participate in our Amended 2006 Plan. In January 2014, the Board approved revised equity compensation, effective June 1, 2014, which provides for an annual grant, on the date of each annual meeting, to non-employee directors of shares of restricted stock calculated by dividing $100,000 by the fair market value of a share of stock on the date of such annual meeting. Newly elected or appointed directors will also receive shares of restricted stock calculated using a similar formula upon their election or appointment to the Board. Subject to the director’s continued service, the restricted shares will vest in full on the first anniversary of the grant date.

The table below summarizes the compensation received by our non-employee directors for the year ended December 31, 2014.

Non-Employee Director	Fees Earned or Paid in Cash	Restricted Stock Awards (1)	All Other Compensation (2)	Total
Anne Melissa Dowling (3)	$35,690	$—	$—	$35,690
R. John Fletcher	136,278	100,016	—	236,294
William C. Jennings	81,500	100,016	—	181,516
B. Kristine Johnson	75,000	100,016	—	175,016
Daniel A. Pelak	66,500	100,016	—	166,516
Joseph M. Ruggio, M.D.	62,500	100,016	—	162,516
Maria Sainz	67,000	100,016	—	167,016

(1)
The amounts shown represent the aggregate grant date fair value of restricted stock awards granted to each of the non-employee directors in 2014. The grant date fair value is the closing price of our common stock on the date of grant. Pursuant to the Amended 2006 Plan, each non-employee director on the date of the 2014 annual meeting of stockholders received the number of shares of restricted stock equal to the quotient obtained by dividing $100,000 by the fair market value of a share of stock on the date of such annual meeting, rounded up to the nearest share. These awards vest on the one year anniversary of the grant date.

(2)
We reimburse directors for travel and other customary business expenses, in accordance with the same policies that apply to all Spectranetics employees. No perquisites are provided to non-employee directors.

(3)	Ms. Dowling’s term expired on June 10, 2014.

The table below shows the aggregate number of outstanding restricted stock awards and stock option awards for each director as of December 31, 2014.

Director	Restricted Stock Awards	Aggregate Stock Option Awards
R. John Fletcher	4,467	45,000
William C. Jennings	4,467	—
B. Kristine Johnson	4,467	—
Daniel A. Pelak	4,467	—
Joseph M. Ruggio, M.D.	4,467	45,000
Maria Sainz	4,467	—

Employee Directors

We did not compensate Mr. Drake for his service as a Board member during 2014. Information regarding the compensation awarded to him as our CEO is included in the Summary Compensation Table under the caption “Executive Compensation” earlier in this Proxy Statement.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is comprised of non-employee directors as required by the listing standards of the NASDAQ Global Select Market. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on our website at www.spectranetics.com/investor-relations/corporate-governance.

Our management has the primary responsibility for our financial statements and our accounting and financial reporting process, including maintaining effective internal control over financial reporting and assessing the effectiveness of our internal control over financial reporting. KPMG LLP, our independent registered public accounting firm for the year ended December 31, 2014, performed an audit of our financial statements and expressed an opinion as to the conformity of such financial statements with generally accepted accounting principles. The independent registered public accounting firm is also responsible for auditing the effectiveness of our internal control over financial reporting. The role of the Audit Committee is to monitor and oversee these audits and our financial reporting process for the Board.

In this context, the Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2014, with management and our independent registered public accounting firm. The Audit Committee has also reviewed with management its report on its assessment of the effectiveness of our internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of our internal control over financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm such firm’s independence from the Company. The Audit Committee has determined that the audit-related services provided in 2014 by KPMG LLP are compatible with maintaining such firm’s independence.

To perform their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by the independent registered public accounting firm. As a result, the Audit Committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes and internal control over financial reporting, that our financial statements are fairly presented, in all material respects, in conformity with generally accepted accounting principles, that the audit of such financial statements has been conducted in accordance with generally accepted auditing standards or that our independent registered public accounting firm meets the applicable standards for auditor independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Audit Committee Members:
William C. Jennings, Chairperson
R. John Fletcher
B. Kristine Johnson

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES

Under its charter, the Audit Committee must pre-approve all engagements of our independent auditors before the independent registered public accounting firm is engaged to perform any audit or permissible non-audit services, unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. The charter authorizes the Audit Committee to establish pre-approval policies and procedures regarding our engagement of its independent registered public accounting firm, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service and such policies and procedures do not include delegation of the Audit Committee’s responsibilities to our management. Currently, the Audit Committee pre-approves each particular service engagement on a case-by-case basis. The Audit Committee has delegated to its Chairman the authority to evaluate and approve service engagements on behalf of the full committee in the event a need arises for specific pre-approval between committee meetings. If the Chairman approves any such engagements, he will report that approval to the full Audit Committee not later than the next committee meeting.

FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL ACCOUNTANTS

KPMG LLP, an independent registered public accounting firm, has audited our consolidated financial statements as of and for the two years ended December 31, 2014. The Audit Committee has considered whether the provision of services by KPMG other than its audits of our consolidated financial statements and its reviews of the quarterly consolidated financial statements during these periods, is compatible with maintaining the firm’s independence.

During 2014 and 2013, fees billed by KPMG to Spectranetics were as follows:

	2014 Fees	2013 Fees
Audit Fees	$766,280	$460,000
Audit-Related Fees	160,840	—
Tax Fees	—	—
All Other Fees	—	—
Total	$927,120	$460,000

Audit Fees.  Fees for audit services provided by KPMG for 2014 and 2013 include aggregate fees for professional services rendered in connection with their audits of our consolidated financial statements, the audit of our internal control over financial reporting, the quarterly reviews of our consolidated financial statements included in our Quarterly Reports on Form 10-Q. Audit fees also included services performed in connection with our Registration Statement on Form S-3 and related notes offering in 2014, and our Registration Statement on Form S-3 and related common stock offering in 2013, including the issuance of consents and comfort letters. The increase in fees for audit services in 2014 was primarily the result of the increased audit scope relative to acquisitions and general company growth.

Audit-Related Fees.  Fees for audit-related services provided by KPMG in 2014 were related to services performed for due diligence in connection with our acquisition of AngioScore.

Tax Fees.  No fees were paid to KPMG for tax services in 2014 or 2013.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2014 about equity awards under our equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders (1)	3,368,085 (2)	$ 11.88 (3)	3,003,467

(1)	These plans consist of the Amended 2006 Plan and our 1997 Equity Participation Plan.

(2)
This amount includes 182,016 unvested RSUs and 487,158 PSUs that, if and when vested, will be settled in shares of our common stock. The amount reported in the table assumes target level performance for the 2014 PSUs. Assuming maximum level performance for the 2014 PSUs, the number of shares of common stock to be issued would increase by 730,737.

(3)	Only option awards were used in computing the weighted average exercise price.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC and any national securities exchange on which our common stock is traded. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms received by us with respect to fiscal 2014, or written representations from certain reporting persons, we believe that all of our directors and executive officers and persons who own more than 10% of our common stock have complied with the reporting requirements of Section 16(a) other than one late Form 4 for Mr. Drake in connection with a restricted stock grant to him for a special 2014 year-end bonus.

ELECTION OF DIRECTORS
(Proposal No. 1)

The current number of members of the Board is eight. The terms of Ms. Johnson and Messrs. Fletcher and Schermerhorn expire at this Meeting. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated each of Ms. Johnson and Messrs. Fletcher and Schermerhorn for election to the Board as a Class III director for a three-year term, which will expire at our annual stockholders meeting in 2018 or when their successor is duly elected and qualified. Following the Meeting, our Board will continue to be composed of three Class I directors, two Class II directors and three Class III directors. Three Class III directors are being elected at the Meeting.

The nominees have expressed their willingness to serve, but if because of circumstances not contemplated a nominee is not available for election, the proxy holders appointed by proxy intend to vote for such other person or persons as the Board may nominate. Information with respect to each of the nominees is set forth in the section entitled “Business Experience of Non-Employee Directors.”

Vote and Recommendation

Directors will be elected by a favorable vote of a plurality of votes cast. Abstentions as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Broker non-votes will not affect the outcome of this proposal. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of the nominees named above.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE CLASS III DIRECTOR NOMINEES.

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
(“SAY-ON-PAY VOTE”)
(Proposal No. 2)

Summary

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers, as such compensation is described in the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation and the accompanying narrative disclosure in this Proxy Statement. Our executive compensation programs are designed to enable us to attract, motivate and retain highly qualified executives, who are critical to our success. These programs link compensation to the achievement of pre-established corporate financial performance objectives and other pre-established milestone-based performance objectives and provide long-term incentive compensation that focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. The following is a summary of some key points of our executive compensation program. We urge our stockholders to review the “Compensation Discussion and Analysis” section of this Proxy Statement and related compensation tables for more information.

The primary goal of our executive compensation program is to attract, motivate, retain and reward leaders who create long-term value for our stockholders by paying them competitively, consistent with our success and their contributions to that success. This goal affects the compensation elements we use and our compensation decisions. Our compensation program rewards sustained financial and operating performance and leadership excellence, and motivates executives to remain for long and productive careers.

The Compensation Committee believes that compensation paid to the NEOs should be closely aligned with our performance on both a short-term and long-term basis and linked to specific, measurable results intended to create value for stockholders. We set goals designed to link each NEO’s compensation to our performance and attainment of those other factors. Our cash compensation programs incorporate achievement of near-term corporate objectives and individual employee performance. Consistent with our performance-based philosophy, we provide compensation to our NEOs that includes the potential for a significant variable cash incentive-based component, besides base salary. We have established an equity award program to reward executive officers based on their impact and influence on achievement of corporate objectives through granting RSUs, PSUs and option awards that will increase in value as our performance results in an increase in stockholder value.

In establishing compensation for the NEOs, the Compensation Committee seeks to:

•	Ensure the NEOs’ compensation is aligned with our strategies, business objectives and the long-term interests of our stockholders;

•
Further incentivize NEOs to achieve key strategic, financial and operations performance measures by linking annual and long-term compensation incentives to the achievement of performance goals in these areas;

•
Reinforce NEOs’ incentive to increase our stock price and maximize long-term, sustainable stockholder value, and promote their retention, by providing the largest amount of NEOs’ total compensation opportunities in the form of ownership of our common stock through PSUs, RSUs and option awards; and

•	Support our performance-based philosophy and culture and continue to attract and retain individuals of superior ability and managerial talent; and

•	Focus on employee retention through our long-term equity programs.

We believe that our compensation programs are strongly aligned with the long-term interests of our stockholders. We believe that equity awards align the interests of our executives with those of our stockholders by encouraging achievement of long-term performance goals. Equity awards are a key component of our executive compensation program. In 2014, equity awards, in the form of PSUs and RSUs, represented between 46% and 67% of our named executive officers’ compensation opportunity.

We provide competitive pay opportunities we believe reflect best practices. The Compensation Committee of our Board consistently reviews our executive compensation program to ensure it not only provides competitive pay opportunities, but also reflects best practices. Our named executive officers’ 2014 total compensation levels were generally at or above the market median of the Peer Group data reviewed by the Compensation Committee. This positioning places greater emphasis on long-term performance-based pay, alignment with stockholder interests and long-term retention.

We are committed to strong governance standards regarding our compensation program, procedures and practices. In 2014, as part of a commitment to strong corporate governance and best practices, our Compensation Committee considered third-party executive compensation Peer Group market data specific to the medical device industry as part of its annual executive compensation review. Our Board has established stock ownership guidelines, and our Compensation Committee has established equity compensation grant procedures and an annual process to assess the risks related to our company-wide compensation programs.

At our annual meeting of stockholders held on June 10, 2014, over 96% of votes cast (which excludes broker non-votes) voted in favor of the proposal to approve an advisory resolution regarding the 2013 compensation program for our NEOs (“say-on-pay” vote). The Compensation Committee believes this result indicates a vast majority of our stockholders are satisfied with our executive compensation policies and decisions, and our executive compensation program aligns the interests of our named executive officers with the interests of our stockholders. The Compensation Committee considered the results of the 2014 say-on-pay vote in its overall evaluation of our compensation program, but such results did not impact the Compensation Committee’s decisions regarding determining executive compensation for 2014 or 2015. We will continue to consider the outcome of our “say-on-pay” vote results when determining future compensation policies and pay levels for our NEOs. Our Board will conduct stockholder advisory votes on executive compensation every year until the next required vote on the frequency of advisory votes on executive compensation.

Recommendation

Our Board believes that the information provided above and within the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement demonstrates our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution will be submitted for a stockholder vote at the Meeting:

“RESOLVED, that the stockholders of Spectranetics approve, on an advisory basis, the compensation of Spectranetics’ named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement.”

This say-on-pay vote is advisory, and therefore not binding on us, the Compensation Committee or our Board. However, the Compensation Committee will take the results of the say-on-pay vote into consideration when making future decisions.

The affirmative vote of a majority of shares of common stock present and entitled to vote, in person or by proxy, is required to approve this Proposal No. 2. Abstentions effectively count as no votes on this Proposal No. 2. Broker non-votes will not affect the outcome of this proposal. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR approval of the resolution above.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING ON AN ADVISORY BASIS THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION SET FORTH IN THIS PROXY STATEMENT.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 3)

The Audit Committee annually considers and recommends to the Board the selection of an independent registered public accounting firm. As recommended by our Audit Committee, the Board approved the selection of KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm for its fiscal year ending December 31, 2015.

A representative of KPMG is expected to be present at the Meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires. This selection is being submitted for ratification at the Meeting. If not ratified, the selection will be reconsidered by the Audit Committee, although the Audit Committee will not be required to select a different independent registered public accounting firm.

The affirmative vote of a majority of shares of common stock present and entitled to vote, in person or by proxy, is required to approve this Proposal No. 3. Abstentions effectively count as no votes on this Proposal No. 3. Unless otherwise instructed, proxies will be voted FOR ratification of the selection of KPMG.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

As permitted by the SEC’s proxy rules, we will deliver only one Annual Report and one Proxy Statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of those stockholders. This practice is designed to reduce our printing and mailing costs. We will, upon written or oral request, promptly deliver a separate copy of the Annual Report and/or Proxy Statement to a stockholder at a shared address to which single copies of the documents were delivered. You may make such request by contacting our Corporate Secretary at 9965 Federal Drive, Colorado Springs, Colorado 80921, telephone (719) 633-8333. Stockholders wishing to receive a separate annual report and/or proxy statement in the future or stockholders sharing an address wishing to receive a single copy of each of the annual report and proxy statement in the future may also contact our Corporate Secretary as referenced above.

2014 ANNUAL REPORT TO STOCKHOLDERS

A copy of our 2014 Annual Report to Stockholders has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Meeting. The 2014 Annual Report to Stockholders is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

FORM 10-K FOR THE 2014 FISCAL YEAR

On February 27, 2015, we filed with the SEC an Annual Report on Form 10-K for the year ended December 31, 2014. The Form 10-K has been reprinted as part of our 2014 Annual Report to Stockholders. Stockholders may also obtain a copy of the Form 10-K and any of our other SEC reports, free of charge, from the SEC’s website at www.sec.gov or from our website at www.spectranetics.com, or by writing to our Corporate Secretary, The Spectranetics Corporation, 9965 Federal Drive, Colorado Springs, Colorado 80921. The Annual Report on Form 10‑K is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

OTHER MATTERS

The Board knows of no other matters, other than the matters set forth in this Proxy Statement, to be considered at the Meeting. If, however, any other matters properly come before the Meeting or any adjournment or adjournments thereof, the persons named in the proxies will vote such proxy in accordance with their best judgment on any such matter. The persons named in the proxies will also, if in their judgment it is deemed to be advisable, vote to adjourn the Meeting from time to time.

DATE OF RECEIPT OF STOCKHOLDER PROPOSALS

Under the applicable rules of the SEC, a stockholder who wishes to submit a stockholder proposal for inclusion in the proxy statement of the Board of Directors for the Annual Meeting of Stockholders to be held in 2016 must submit such proposal in writing to our Corporate Secretary at our principal executive offices no later than January 8, 2016. In addition, all stockholder proposals for inclusion in the proxy statement for the Annual Meeting of Stockholders to be held in 2016 must comply with the requirements of SEC Rule 14a-8 under the Exchange Act. Our Amended and Restated Bylaws also provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting (but that would not be included in our proxy statement) must notify our Corporate Secretary thereof in writing no earlier than 120 days and no later than 90 days prior to the one-year anniversary of the preceding year’s meeting date or February 13, 2016 and March 14, 2016, respectively. Such notice must include certain information specified in our Amended and Restated Bylaws.

BY ORDER OF THE BOARD OF DIRECTORS

Scott Drake
President and Chief Executive Officer

Dated April 24, 2015

PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

THE SPECTRANETICS CORPORATION

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/spnc
Use the Internet to vote your proxy until 11:59 p.m. (CT) on June 11, 2015.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on June 11, 2015.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

Proposal 1. Election of directors:
01 R. John Fletcher
02 B. Kristine Johnson
03 Todd C. Schermerhorn

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

Proposal 2. Advisory vote to approve our named executive officer compensation ("Say-on-Pay Vote"). ☐ FOR ☐ AGAINST ☐ ABSTAIN

Proposal 3. Ratification of appointment of KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2015. ☐ FOR ☐ AGAINST ☐ ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

THE SPECTRANETICS CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Friday, June 12, 2015
8:00 a.m. (MDT)

9965 Federal Drive
Colorado Springs, CO 80921

To obtain directions to attend the Annual Meeting of Stockholders, please contact our Corporate Secretary at (719) 633-8333 or at The Spectranetics Corporation, 9965 Federal Drive, Colorado Springs, CO 80921.

Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 12, 2015.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" the nominees listed under Proposal 1, "FOR" the proposals in Proposals 2 and 3 and, in the discretion of the Proxies, on any other matters which may properly come before the meeting.

By signing the proxy, you revoke all prior proxies and appoint Guy A. Childs and Paul Gardon, and each of them, as Proxies with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements thereof.

See reverse for voting instructions.